UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 10-12G

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Santo Mining Corp
(Exact name of registrant as specified in its charter)

Wyoming	65-0945967
(State of incorporation or organization)	(IRS Employer Identification No.)

1000 Brickell Ave Ste 715

Miami, FL 33131

United States

(Address of Principal Executive Offices) (Zip Code)

1-954-787-1770

(Registrant’s telephone number, including area code)

Email: info@groovy.click

Communication Copies to

Jeff Turner

JDT Legal

897 W Baxter Dr.

South Jordan, Utah 84095

Phone: 801.810.4465

Fax: 888.920.1297

jeff@jdt-legal.com

Securities to be Registered Under Section 12(g) of the Act:

Common Stock, Par Value $0.00001

(Title of Class)

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large, accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large, accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Registration Statement contains certain forward-looking statements. When used in this Registration Statement, statements which are not historical in nature, including words such as “believe,” “expect,” “may,” “will,” “should,” “expect,” “project,” “intend”, “plan”, “estimate”, “anticipate” or similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.

The forward-looking statements in this Registration Statement are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, considering the information currently available to them.

These statements are not statements of historical fact, and are subject to risks and uncertainties, some of which are not currently known to us, which may change over time, and which may cause our actual results, performance, or financial condition to differ materially from the expectations of future results, performance, or financial condition we express or imply in any forward-looking statements. We derive most of our forward-looking statements from our current plans, expectations, and forecasts, which are based upon certain assumptions and are subject to a number of risks and uncertainties that could significantly affect our future financial condition and results. While we believe that our assumptions are reasonable, we caution that it is difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. There may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from the expectations expressed or implied in our forward-looking statements.

All forward-looking statements and projections attributable to us or persons acting on our behalf apply only as of the date of this Registration Statement and are expressly qualified in their entirety by the cautionary statements included in this Registration Statement. We undertake No obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating information presented herein.

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ITEM 1.BUSINESS.

Corporate History

Santo Mining Corp (the “Company” or “SANTO”) was incorporated in the State of Nevada on July 8, 2009 under the name of Santa Pita Corp to operate an internet portal for dentists and patients to access dental information, as well as a teeth-whitening business.

On July 30, 2012, the Company redirected its focus toward precious metal exploration and mining. Mineral exploration began with a mineral claim acquisition agreement (the “Acquisition Agreement”), with GEXPLO, SRL (the “Vendor”) and the Company, whereby the Company agreed to acquire from the Vendor a one hundred percent (100%) interest in a claim (“the Claim”) located in the Dominican Republic.

The owner of the Vendor, Alain French, became President, Chief Executive Officer, Secretary, Treasurer and Director on the acquisition closing date. The Company was renamed Santo Mining Corp.

The Company also has three subsidiaries: (1) Cathay International LLC, a Florida corporation specializing in administration, logistics, and an Asian to USA interoperability; (2) Santo Blockchain Labs Corp. a Wyoming corporation leveraging the blockchain and crypto-asset states laws of the State of Wyoming; and (3) Santo Blockchain Labs of Colombia S.A.S., El Poblado, Medellin, Antioquia, Republic of Colombia.

Santo Mining Corp. was re-domiciled to Florida in July 2015.  In July 2021, the Company re-redomiciled to Wyoming where we maintain an active business registration in good standing.

Description of Business

Santo Mining Corp, is a forward-thinking and innovative software development company that specializes in the creation of cutting-edge solutions for the global cannabis industry. Our primary focus revolves around the development of advanced software applications harnessing technologies such as Blockchain as a Service (BaaS), Non-Fungible Tokens (NFTs), Decentralized Autonomous Organizations (DAOs), Internet of Things (IoT), and Artificial Intelligence (AI). SANTO is dedicated to revolutionizing and enhancing the operational efficiency, compliance, and sustainability of businesses within the rapidly expanding global cannabis sector.

Core Competencies

Our core competencies serve as the bedrock of our distinctive value proposition:

Blockchain as a Service (BaaS):

•SANTO boasts deep expertise in BaaS, allowing us to create and deploy customized blockchain solutions. These solutions enhance trust, transparency, and traceability within the global cannabis supply chain while ensuring robust security measures are in place.

•NFT Development: We excel in designing and developing NFT solutions specifically tailored for cannabis applications. These solutions encompass product authentication, digital collectibles, and intellectual property protection. Our NFT platforms are engineered to elevate engagement and bolster brand recognition for cannabis enterprises on a global scale.

•Decentralized Autonomous Organizations (DAOs): SANTO specializes in the conception and implementation of DAOs that empower cannabis communities and stakeholders to collectively participate in governance and decision-making. Our DAOs are engineered to foster transparency, inclusivity, and decentralized management across borders.

•Internet of Things (IoT): We provide advanced IoT solutions that enable real-time monitoring and control of environmental conditions within cannabis cultivation facilities. These solutions contribute to optimized growing conditions, increased crop yields, and the responsible utilization of resources.

•Artificial Intelligence (AI): Leveraging AI capabilities, SANTO offers data-driven insights and analytics to empower cannabis businesses in optimizing operations, facilitating informed decision-making, and enhancing overall operational efficiency.

Product and Service Offering

Our extensive portfolio of software solutions and services encompasses:

•Blockchain-Based Solutions: We specialize in developing bespoke blockchain applications that enhance transparency, traceability, and security within the global cannabis supply chain. Our blockchain solutions facilitate compliance with evolving regulatory standards and mitigate fraudulent activities.

•NFT Platforms: SANTO provides NFT platforms that empower global cannabis businesses to create, manage, and trade digital assets. Whether utilized for unique product labeling, digital collectibles, or intellectual property protection, our NFT solutions drive engagement and enhance brand recognition on a global scale.

•DAO Development: We are at the forefront of designing and implementing DAOs that facilitate community-driven governance and decision-making within the international cannabis ecosystem. Our DAOs are meticulously crafted to promote transparency, inclusivity, and decentralized governance across borders.

•IoT Applications: Our IoT solutions enable real-time monitoring and control of environmental conditions within cannabis cultivation facilities on a global scale. This results in optimized growing conditions, increased crop yields, and responsible resource management.

•AI-Powered Analytics: SANTO’s AI-driven analytics tools empower global cannabis companies to extract actionable insights from their data. These insights facilitate informed decision-making, streamline operations, and drive sustainable growth across international boundaries.

Competition

The Company faces competition from companies of varying sizes, some of which have greater access to financial resources, research and development, and other resources.

In many cases, the Company’s competitors have longer operating histories, established ties to the market and consumers, greater brand awareness, and greater financial, technical, and marketing resources. Many of the companies with which we compete for financing have greater financial and technical resources than those available to us. Many of our competitors have been in business longer than us, have established more strategic partnerships and relationships than us, and have greater access to financial resources than we do. Accordingly, our competitors may be able to spend greater amounts of time and/or money on developing new technologies for the business’s success. This advantage could enable our competitors to acquire technology of greater quality and interest to prospective investors who may choose to finance their development. The Company’s ability to compete depends, in part, upon a number of factors outside the Company’s control, including the ability of the Company’s competitors to develop alternatives that are superior. If the Company fails to successfully compete in its markets, or if the Company incurs significant expenses in order to compete, it will have a material adverse effect on the Company’s results of operations.

Compliance with Government Regulation

If regulatory changes or interpretations of our activities require our registration as a money services business (“MSB”) under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, or otherwise under state laws, we may incur significant compliance costs, which could be substantial or cost prohibitive. If we become subject to these regulations our costs in complying with them may have a material negative effect on our business and the results of our operations.

To the extent that the activities of the Company cause it to be deemed an MSB under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, we may be required to comply with FinCEN regulations, including those that would mandate us to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

To the extent that the activities of the Company cause it to be deemed a “money transmitter” (“MT”) or equivalent designation, under state law in any state in which the Company operates, we may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. Currently, the NYSDFS has finalized its “BitLicense” framework for businesses that conduct “virtual currency business. The Company will continue to monitor developments in such legislation, guidance or regulations.

Such additional federal or state regulatory obligations may cause us to incur extraordinary expenses, possibly affecting an investment in the Shares in a material and adverse manner. Furthermore, the Company and its service providers may not be capable of complying with certain federal or state regulatory obligations applicable to MSBs and MTs. If the Company is deemed to be subject to and determines not to comply with such additional regulatory and registration requirements, we may act to dissolve and liquidate the Company. Any such action may adversely affect an investment in the Company.

Industry

Digital or crypto assets are bearer assets whose ownership is secured by cryptographic protocols and incentives that operate on a network of computers. Crypto assets are intended to allow for storage and transfer without the need of a trusted intermediary and, therefore, they have the potential to challenge and disrupt many areas of the financial market, including traditional systems of value storage, value transfer, governance, and other important applications. Crypto assets are traded on trading venues around the world, as well as in over-the-counter and peer-to-peer markets. Crypto assets can be converted to fiat currencies or into other digital assets at rates determined by supply and demand on these markets. Derivative investment products, including futures, options, and swaps contracts, are also available that allow investors to build sophisticated investment and trading strategies focused around the most prominent crypto assets.

The number and diversity of market participants and companies operating in the crypto asset space has also increased dramatically over the past years. Currently, there is a wide range of companies that provide services related to crypto assets to retail investors. These include companies focused on providing trading venues, custody, investment funds, payment services, and others. More recently, companies focused on institutional investors, which have been increasingly more active in the space, have created or expanded their offerings. Products and services catered to the institutional market include institutional-grade custody and trading services, lending and collateral management, and prime brokerage.

The ownership of crypto assets is recorded in a digital ledger or database, called a blockchain. Blockchains differ from traditional databases in that they are designed not to be controlled by any single party, but rather, to be maintained by a distributed network of computers, each of which maintains and updates its own copy of the ledger. Each participant in this network is heavily incentivized to process transactions according to a set of predetermined rules and to keep its ledger consistent with the rest of the network over time.

As a nascent and fast-changing area, the crypto asset market carries significant risks and uncertainty. For instance, many crypto assets are still in the infrastructure buildout phase and have not found a dependable use case outside of speculation, and some may never find such a use case. In addition, the regulatory, trading, media, and political environments surrounding crypto assets are ever-changing and could evolve in ways that could harm the ecosystem. As an emerging technology, blockchain and crypto assets are not free from technical risks, which include hacking, denial of service or other types of cyberattacks. Additionally, governments, traditional financial services firms, or other actors could work to disrupt the functioning of blockchains or otherwise slow their growth.

Our success will depend on our ability to obtain and maintain meaningful intellectual property protection for any such intellectual property. The names and/or logos of Company brands (whether owned by the Company or licensed to us) may be challenged by holders of trademarks who file opposition notices, or otherwise contest trademark applications by the Company for its brands. Similarly, domains owned and used by the Company may be challenged by others who contest the ability of the Company to use the domain name or URL. Such challenges could have a material adverse effect on the Company’s financial results as well as your investment.

Subsidiaries

Cathay International, LLC	Santo Blockchain Labs Corporation	Santo Blockchain Labs of Colombia S.A.S.
8000 Avalon Blvd., Suite 100	1309 Coffeen Avenue Suite 2902	Cl. 7#37-50, Torre1 Unit 1016
Alpharetta, Georgia 30009	Sheridan, Wyoming 82801	El Poblado, Medellin, Antioquia
Republic of Colombia

Employees

As of the date of this Form-10, the Company has 6 full-time, 3 full-time directors & part-time employees. There is no collective agreement between the Company and its employees. The employment relationship between employees and the Company is standard for the industry.

Corporate Information

Our corporate offices are located at 1000 Brickell Ave Ste 715 Miami, FL 33131 United States. Our telephone number is +1-954-787-1770.

ITEM 1A.RISK FACTORS.

You should carefully consider the risks described below together with all of the other information included in this registration statement before making an investment decision with regard to our securities. The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment. In addition to other information in this registration statement and in other filings we make with the Securities and Exchange Commission, the following risk factors should be carefully considered in evaluating our business as they may have a significant impact on our business, operating results and financial condition. If any of the following risks occurs, our business, financial condition, results of operations and future prospects could be materially and adversely affected. Because of the following factors, as well as other variables affecting our operating results, past financial performance should not be considered as a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods.

Risks Related to the Company and Its Business

The Company has a limited operating history.

The Company has a limited operating history. There can be no assurance that the Company’s proposed plan of business can be realized in the manner contemplated and, if it cannot be, shareholders may lose all or a substantial part of their investment. There is no guarantee that it will ever realize any significant operating revenues or that its operations will ever be profitable.

We are dependent upon management, key personnel, and consultants to execute our business plan.

Our success is heavily dependent upon the continued active participation of our current management team, especially our current executive officer. Loss of this individual could have a material adverse effect upon our business, financial condition, or results of operations. Further, our success and the achievement of our growth plans depends on our ability to recruit, hire, train, and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in our industry, and the loss of any of such persons, or an inability to attract, retain, and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on our business. If we are unable to attract and retain the necessary personnel, consultants, and advisors, it could have a material adverse effect on our business, financial condition, or operations.

Although we are dependent upon certain key personnel, we do not have any key man life insurance policies on any such people.

We are dependent upon management in order to conduct our operations and execute our business plan; however, we have not purchased any insurance policies with respect to those individuals in the event of their death or disability. Therefore, should any of those key personnel, management, or founders die or become disabled, we will not receive any compensation that would assist with any such person’s absence. The loss of any such person could negatively affect our business and operations.

Changes in employment laws or regulations could harm our performance.

Various federal and state labor laws govern the Company’s relationship with our employees and affect operating costs, including labor laws of non-USA jurisdictions. These laws may include minimum wage requirements, overtime pay, healthcare reform and the implementation of various federal and state healthcare laws, unemployment tax rates, workers’ compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

The Company is subject to income taxes as well as non-income-based taxes such as payroll, sales, use, value-added, net worth, property, and goods and services taxes.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although the Company believes that our tax estimates will be reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income-based taxes and accruals and (ii) any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which a determination is made.

Our ability to adopt technology in response to changing security needs or trends poses a challenge to the safekeeping of our digital assets.

The history of digital asset exchanges has shown that exchanges and large holders of digital assets must adapt to technological change in order to secure and safeguard their digital assets. We rely on third party storage solutions and “cold storage” of our digital wallets to safeguard our digital assets from theft, loss, destruction, or other issues relating to hackers and technological attack; however, malicious actors may be able to intercept our digital assets in the process of selling them. Further, we may move our digital assets to various exchanges to exchange them for fiat currency, which will require us to rely on the security protocols of these exchanges to safeguard our digital assets. While these exchanges purport to be secure, and while we believe them to be so, no security system is perfect and malicious actors may be able to intercept our digital assets while we are in the process of selling them via such exchanges. Given the growth in their size and their relatively unregulated nature, we believe these exchanges will become a more appealing target for malicious actors. To the extent we are unable to identify and mitigate or stop new security threats, our digital assets may be subject to theft, loss, destruction, or other attack, which could adversely affect an investment in us.

The limited rights of legal recourse against us, and our lack of insurance protection expose us and our shareholders to the risk of loss of our digital assets for which no person is liable.

The digital assets held by us are not insured. Further, banking institutions will not accept our digital assets; they are therefore not insured by the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”). Therefore, a loss may be suffered with respect to our digital assets which is not covered by insurance, and we may not be able to recover any of our carried value in these digital assets if they are lost or stolen or suffer significant and sustained reduction in conversion spot price. If we are not otherwise able to recover damages from a malicious actor in connection with these losses, our business and results of operations may suffer, which may have a material negative impact on our stock price.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.

We have not been subject to Sarbanes-Oxley throughout our operating history and therefore have not previously developed the internal infrastructure necessary to complete an attestation of our financial controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. We expect to incur substantial expenses and diversion of management’s time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

There is no guarantee that we will have sufficient cash flow from our business to pay our indebtedness or that we will not incur additional debt.

Holders of convertible notes issued by us may convert such notes at their option prior to the scheduled maturities of the respective convertible notes under certain circumstances pursuant to the terms of such notes. Upon conversion of the applicable convertible notes, we will be obligated to deliver cash and/or shares pursuant to the terms of such notes. Moreover, holders of such convertible notes may have the right to require us to repurchase their notes upon the occurrence of a fundamental change pursuant to the terms of such notes.

Our ability to make scheduled payments of the principal and interest on our indebtedness when due, to make payments upon conversion or repurchase demands with respect to our convertible notes, or to refinance our indebtedness as we may need or desire, depends on our future performance, which is subject to economic, financial, competitive, and other factors beyond our control. Our business may not generate cash flow from future operations sufficient to satisfy our obligations under our existing indebtedness and any future indebtedness we may incur, and to make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing, or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance existing or future indebtedness will depend on the capital markets and our financial condition at such time. In addition, our ability to make payments may be limited by law, by regulatory authority, or by agreements governing our future indebtedness. We may not be able to engage in these activities on desirable terms or at all, which may result in a default on our existing or future indebtedness and harm our business, financial condition, and operating results.

Our operating plan relies in large part on assumptions and analysis developed by the Company. If these assumptions prove to be incorrect, the Company’s actual operating results may be materially different from our forecasted results.

Whether actual operating results and business developments will be consistent with the Company’s expectations and assumptions as reflected in its forecast depends on a number of factors, many of which are outside the Company’s control, including, but not limited to:

•whether the Company can obtain sufficient capital to sustain and grow its business

•our ability to manage the Company’s growth

•demand for the Company’s products and services

•the timing and costs of new and existing marketing and promotional efforts

•competition

•the Company’s ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel

•the overall strength and stability of domestic and international economies

•consumer spending habits

Unfavorable changes in any of these or other factors, most of which are beyond the Company’s control, could materially and adversely affect its business, results of operations and financial condition.

Our indebtedness could adversely affect our financial condition or operations, and our ability to raise additional capital financing on favorable terms.

As of September 30, 2023, we had total outstanding liabilities of $5,199,374. Our indebtedness and the terms of the instruments governing such indebtedness could have significant consequences such as:

•Increasing our vulnerability to general adverse economic and industry conditions;

•Limiting our ability to fund future working capital, capital expenditures costs and other general corporate requirements;

•Requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•Limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•Placing us at a competitive disadvantage compared to our competitors that have less debt; and

•Limiting, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or engage in various transactions that might otherwise be beneficial to us.

We will likely need to raise additional capital through debt and/or equity financing. There can be no assurance that adequate debt and equity financing will be available on satisfactory terms. Any such failure to service our debt or an inability to obtain further financing could have a negative effect on our business and operations.

Additional financing may not be available to us when we need or want it, nor may it be available on satisfactory terms.

We have limited capital and there is no assurance that our current capital is sufficient to implement our business plan. We will likely require additional debt and/or equity financing to pursue our growth and business strategy, including enhancements to our operations infrastructure and improving our ability to respond to competitive pressures. There can be no assurance that adequate debt and/or equity financing will be available or offered on satisfactory terms. Any failure to obtain further financing could have a materially adverse effect on our business, financial condition, and operating results.

The technology underlying cryptocurrency and blockchain technology is subject to a number of industry-wide challenges and risks relating to consumer acceptance of blockchain technology.

The growth of the blockchain industry in general, as well as the blockchain networks, are subject to a high degree of uncertainty regarding consumer adoption and long-term development. The factors affecting the further development of the cryptocurrency and crypto asset industry, as well as blockchain networks, include, without limitation:

•worldwide growth in the adoption and use of digital assets and other blockchain technologies;

•government regulation of digital assets and their use, or restrictions on or regulation of access to and operation of blockchain networks or similar systems;

•the maintenance and development of the open-source software protocol of blockchain networks;

•changes in consumer demographics and public tastes and preferences; and

•the regulatory environment relating to cryptocurrencies and blockchains.

The long-term viability of cryptocurrencies is unknown, and this could negatively impact the value of cryptocurrencies.

Cryptocurrencies are a new and relatively untested product. There is considerable uncertainty about their long-term viability, which could be affected by a variety of factors, including many market-based factors such as economic growth, inflation, and others. In addition, the success of cryptocurrencies will depend on the long-term utility and economic viability of blockchain and other new technologies related to cryptocurrencies. Due in part to these uncertainties, the price of cryptocurrencies is volatile and cryptocurrencies may be hard to sell.

Our ability to maintain customer satisfaction depends in part on the quality of our customer support. Failure to maintain high-quality customer support could have an adverse effect on our business, results of operation, and financial condition.

Our ability to attract new customers and retain existing customers depends in part on our ability to maintain a consistently high level of customer support. We believe that the quality of our customer support is, and will continue to be, an integral part of the user experience and a key differentiator from competing platforms. These means of providing customer support may not be sufficient to meet our customers’ support needs, and while we plan to develop a customer support capability, there can be no assurance that we will be successful in developing such capabilities or that such capabilities, even if developed, will be sufficient to meet our customers’ support needs. If we do not help our customers quickly resolve issues and provide effective ongoing support, or if our support personnel or methods of providing support are insufficient to meet the needs of our customers, it could adversely affect our customers’ experience and negatively impact our reputation and brand, our ability to attract and retain customers. The growth of our business will continue to place significant demands on our customer support resources. If we are not able to meet the customer support needs of our customers, we may need to increase our support coverage, which may reduce our profitability.

Our risk management efforts may not be effective to prevent fraudulent activities by third-party providers or other parties, which could expose us to material financial losses and liability and otherwise harm our business.

We contract with third-party providers for applications available through our platform, as well as some services required to maintain the platform. We may be targeted by parties, including customers, hackers, or third-party providers, who seek to commit acts of financial fraud using techniques such as stolen identities and bank accounts, compromised email accounts, employee or insider fraud, account takeover, or other types of fraud. We may suffer losses from acts of financial fraud committed by our employees or third parties.

The techniques used to perpetrate fraud on our platform and the applications accessed through our platform are continually evolving, and we expend considerable resources to monitor and combat them, and to inform customers of the limits to the control we have over third-party provider activities. Additionally, when we introduce new products and applications, or expand existing products, we may not be able to identify all risks created by the new products or applications. Our risk management policies and procedures may not be sufficient to identify all of the risks to which we or our customers are exposed, to enable us to prevent or mitigate the risks we have identified, or to identify additional risks to which we or our customers may become subject in the future. Furthermore, our risk management policies and procedures may contain errors, or our employees or agents may commit mistakes or errors in judgment as a result of which we may suffer large financial losses.

We are subject to an extensive and highly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

Our business is subject to extensive laws, rules, regulations, policies, orders, determinations, directives, treaties, and legal and regulatory interpretations and guidance in the markets in which we operate, including those governing financial services and banking, trust companies, securities, broker-dealers and ATS, commodities, credit, crypto asset custody, exchange, and transfer, cross-border and domestic money and crypto asset transmission, consumer and commercial lending, usury, foreign currency exchange, privacy, data governance, data protection, cybersecurity, fraud detection, payment services (including payment processing and settlement services), consumer protection, escheatment, antitrust and competition, bankruptcy, tax, anti-bribery, economic and trade sanctions, anti-money laundering, and counter-terrorist financing. Many of these legal and regulatory regimes were adopted prior to the advent of the internet, mobile technologies, crypto assets, and related technologies. As a result, they do not contemplate or address unique issues associated with the cryptoeconomy, are subject to significant uncertainty, and vary widely across U.S. federal, state, and local and international jurisdictions. These legal and regulatory regimes, including the laws, rules, and regulations thereunder, evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the cryptoeconomy requires us to exercise our judgement as to whether certain laws, rules, and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions.

To the extent we have not complied with such laws, rules, and regulations, we could be subject to significant fines, revocation of licenses, limitations on our products and services, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.

As we continue to expand and localize our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to investigations and enforcement actions by U.S. and non-U.S. regulators and governmental authorities.

As we expand and localize our international activities, we have become increasingly obligated to comply with the laws, rules, regulations, policies, and legal interpretations both of the jurisdictions in which we operate and those into which we offer services on a cross-border basis. Laws regulating financial services, the internet, mobile technologies, crypto, and related technologies outside of the United States often impose different, more specific, or even conflicting obligations on us, as well as broader liability.

Any significant disruption in our products and services, in our information technology systems, or in any of the blockchain networks we support, could result in a loss of customers or funds and adversely impact our brand and reputation and our business, operating results, and financial condition.

Our reputation and ability to attract and retain customers and grow our business depends on our ability to operate our service at high levels of reliability, scalability, and performance, including the ability to process and monitor, on a daily basis, a large number of transactions that occur at high volume and frequencies across multiple systems. Our platform, the ability of our customers to trade, and our ability to operate at a high level, are dependent on our ability to access the blockchain networks underlying the supported crypto assets, for which access is dependent on our systems’ ability to access the internet. Further, the successful and continued operations of such blockchain networks will depend on a network of computers, miners, or validators, and their continued operations, all of which may be impacted by service interruptions.

Other Risks

We may not realize the anticipated benefits of past or future acquisitions, and integration of these acquisitions may disrupt our business and management.

In the future, we may acquire additional companies, project pipelines, products, or technologies or enter into join ventures or other strategic initiatives. We may not realize the anticipated benefits of an acquisition and each acquisition has numerous risks. These risks include the following:

•high volatility in the value of cryptocurrencies generally and in the value of Bitcoin and Ethereum particularly, and the effect of such volatility on our ability to operate profitably;

•changes in the regulatory and legal environments in Latin America and the Caribbean Region in which we operate may lead to future challenges to operating our business or may subject our business to added costs with the result that some or all of our operating facilities become less profitable or unprofitable altogether;

•changes in United States tax laws may impose burdensome reporting or regulation on our operations;

•risks related to our failure to continue to obtain financing on a timely basis and on acceptable terms;

•our ability to keep pace with technology changes and competitive conditions;

•other risks and uncertainties related to our business plan and business strategy; and

•the impact on the world economy of coronavirus (“COVID-19”).

Our platform may be exploited to facilitate illegal activity such as fraud, money laundering, gambling, tax evasion, and scams. If any of our customers use our platform to further such illegal activities, our business could be adversely affected.

Our platform may be exploited to facilitate illegal activity including fraud, money laundering, gambling, tax evasion, and scams. We or our partners may be specifically targeted by individuals seeking to conduct fraudulent transfers, and it may be difficult or impossible for us to detect and avoid such transactions in certain circumstances.

The use of our platform for illegal or improper purposes could subject us to claims, individual and class action lawsuits, and government and regulatory investigations, prosecutions, enforcement actions, inquiries, or requests that could result in liability and reputational harm for us.Moreover, certain activity that may be legal in one jurisdiction may be illegal in another jurisdiction, and certain activities that are at one time legal may in the future be deemed illegal in the same jurisdiction. As a result, there is significant uncertainty and cost associated with detecting and monitoring transactions for compliance with local laws. In the event that a customer is found responsible for intentionally or inadvertently violating the laws in any jurisdiction, we may be subject to governmental inquiries, enforcement actions, prosecuted, or otherwise held secondarily liable for aiding or facilitating such activities. Changes in law have also increased the penalties for money transmitters for certain illegal activities, and government authorities may consider increased or additional penalties from time to time. Owners of intellectual property rights or government authorities may seek to bring legal action against money transmitters, including us, for involvement in the sale of infringing or allegedly infringing items. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs could harm our business.

Risks Related to the Ownership of Our Common Stock

If we are subject to Securities and Exchange Commission regulations relating to low-priced stocks, the market for our common stock could be adversely affected.

The SEC has adopted regulations concerning low-priced or “penny” stocks. The regulations generally define “penny stock” to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares are offered at a market price less than $5.00 per share, and do not qualify for any exemption from the penny stock regulations, our shares may become subject to these additional regulations relating to low-priced stocks.

The penny stock regulations require that broker-dealer who recommend penny stocks to persons other than institutional accredited investors make a special suitability determination for the purchase, receive the purchaser’s written agreement to the transaction prior to the sale and provide the purchaser with risk disclosure documents that identify risks associated with investing in penny stocks. Furthermore, the broker-dealer must obtain a signed and dated acknowledgment form the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before effecting a transaction in penny stock. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules.

The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of our common stock and our shareholders’ ability to sell our common stock in the secondary market.

The trading price of our common stock is likely to continue to be volatile.

The trading price of our common stock has been highly volatile and could continue to be subject to wide fluctuations in response to various factors, some of which are beyond our control. The stock market in general has experienced, and likely will continue to experience, substantial price and volume fluctuations that are often unrelated or disproportionate to the operating performances of companies. Our common stock may be traded by short sellers which may put pressure on the supply and demand for our company stock, further influencing volatility in its market price. Public perception and other factors outside of our control may additionally impact our stock price and volatility. The market price of our common stock will likely fluctuate significantly in response to the following or other factors, again some of which are beyond are control:

•Significant delays in our supply channel;

•Inability to raise additional capital or do so on favorable terms, if necessary, to maintain or grow our operations;

•Additions or departures of key personnel;

•Future sales of our common stock;

•Stock market price and volume fluctuations attributable to inconsistent trading volume levels of our stock;

•Commencement of or involvement in litigation; and

•Our inability to effectively manage our current and future operations.

Our largest stockholders have significant control over us, and their interests may conflict with or differ from interests of other stockholders.

Our largest stockholders are Franjose Yglesias, Marc Williams, and Kevin Jodrey (collectively, the “Significant Stockholders”). The Significant Stockholders have substantial influence over all matters requiring stockholder approval, including the election of our directors and the approval of significant corporate transactions such as mergers, tender offers, and the sale of all or substantially all of our assets. The interests of the Significant Stockholders could conflict with or differ from interests of other stockholders. For example, the concentration of ownership held by the Significant Stockholders could delay, defer, or prevent a change of control of our company or impede a merger, takeover, or other business combination which a majority of stockholders may view favorably.

We may fail to meet our publicly announced guidance or other expectations about our business, which could cause our stock price to decline.

From time-to-time we may provide guidance regarding our expected financial and business performance. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process, and our guidance may not ultimately be accurate. Our guidance is based on certain assumptions such as those relating to sales volumes (which generally are not linear throughout a given period), average sales prices, supplier and commodity costs, and planned cost reductions. If our guidance varies from actual results due to our assumptions not being met or the impact on our financial performance that could occur as a result of various risks and uncertainties, the market value of our common stock could decline significantly.

Transactions relating to our convertible notes may dilute the ownership interest of existing stockholders or may otherwise depress the price of our common stock.

The conversion of some or all of the convertible notes issued by us, or our subsidiaries would dilute the ownership interests of existing stockholders to the extent we deliver shares upon conversion of any of such notes by their holders, and we may be required to deliver a significant number of shares. Any sales in the public market of the common stock issuable upon such conversion could adversely affect their prevailing market prices. In addition, the existence of the convertible senior notes may encourage short selling by market participants because the conversion of such notes could be used to satisfy short positions, or the anticipated conversion of such notes into shares of our common stock could depress the price of our common stock.

We do not anticipate paying any dividends on our common stock.

We do not anticipate paying any dividends on our common stock for the foreseeable future. Rather, we intend to retain any future earnings for use in the operation and expansion of our business.

General Risk Factors

Unanticipated changes in our tax provisions, the adoption of a new U.S. tax legislation, or exposure to additional income tax liabilities could affect our profitability.

We are subject to income taxes, and are therefore subject to potential tax examinations, in the United States. Tax authorities may disagree with our tax positions and assess additional taxes. We regularly assess the likely outcome of these examinations in order to determine the appropriateness of our tax provision. However, there can be no assurance that we will accurately predict the outcomes of these potential examinations, and the amounts ultimately paid upon resolution of examinations could be materially different from the amount previously included in our income tax expense and therefore, could have a material impact on our tax provision, net income, and cash flows. In addition, our future effective tax rate could be adversely affected by changes to our operating structure, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, and the discovery of new information in the course of our tax return preparation process. In addition, recently announced proposals for new U.S. tax legislation could have a material effect on the results of our operations, if enacted.

We are susceptible to changes in employment laws and regulations or to changes in employment classifications by government agencies.

As we expand our operations, we may become subject to additional federal and state employment laws. Therefore, we may be required to allocate resources, including management’s time, to establishing a policy pursuant to which we evaluate any changes in federal and state laws to ensure our compliance with these requirements. In addition, other factors beyond our control, including increases in minimum wage requirements, overtime pay, healthcare reform, and other laws and regulations affecting employees, independent contractors, and other third-party service providers, could have a material adverse effect on our business, financial condition, and results of operation.

We depend on third-party providers for internet, other communication infrastructures and data management systems upon which our operations critically rely.

We rely on third-party service providers for substantially all of our communication and information technology systems, including for product data management, procurement, inventory management, operations planning and execution, sales, service, and logistics, financial, tax and regulatory compliance systems. We rely on our third-party service providers to protect our systems and databases against intellectual property theft, data breaches, sabotage and other external or internal cyber-attacks or misappropriation. No assurances can be made that third-party service providers will protect against those and other risks. Any disruption, either temporary or permanent, to our communication and technology systems would likely have a significant adverse material effect on our business, financial condition, and operating results.

Our operations could be adversely affected by events outside of our control, such as natural disasters, wars, or health epidemics.

We may be impacted by natural disasters, wars, health epidemics, or other events outside of our control. If major disasters such as earthquakes, floods, fires, or other events occur, or our information system or communications breaks down or operates improperly, our headquarters and/or exploration operations on our various mining properties may be seriously damaged, or we may have to stop or delay our operations. In addition, the global COVID-19 pandemic has impacted economic markets, manufacturing operations, supply chains, employment and consumer behavior in nearly every geographic region and industry across the world, and we have been, and may in the future be, adversely affected as a result. We may incur expenses or delays relating to such events outside of our control, which could have a material adverse impact on our business, operating results, and financial condition.

ITEM 2.FINANCIAL INFORMATION.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Fiscal Year End

We have included with this offering circular audited financial statements for the fiscal years ended December 31, 2022, and December 31, 2021, and unaudited financial statements for the nine months ended September 30, 2023.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words believes, project, expects, anticipates, estimates, intends, strategy, plan, may, will, would, will be, will continue, will likely result, and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include but are not limited to changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Business Development Plan

Santo Mining Corp, operating under the trade name “SANTO,” is uniquely positioned to capitalize on a myriad of opportunities within the global cannabis industry. As a specialized software development company, our core competencies in Blockchain as a Service (BaaS), Non-Fungible Tokens (NFTs), Decentralized Autonomous Organizations (DAOs), Internet of Things (IoT), and Artificial Intelligence (AI) open the doors to a wealth of prospects in this dynamic sector. Here are key opportunities that stand before us:

Cannabis Industry Growth:

The global cannabis industry is experiencing exponential growth, driven by increasing legalization efforts, changing consumer preferences, and a growing acceptance of the plant’s medicinal and recreational uses. SANTO can continue to ride this wave by providing essential technological infrastructure.

•Compliance and Regulatory Solutions: Evolving regulations are a constant challenge for the cannabis industry. SANTO’s expertise in BaaS and blockchain technology positions us to provide robust compliance solutions, ensuring cannabis businesses meet the ever-changing regulatory landscape on a global scale.

•Supply Chain Optimization: Our BaaS and blockchain solutions enable end-to-end supply chain traceability. This capability offers cannabis companies the opportunity to enhance transparency, reduce fraud, and ensure product integrity from cultivation to point of sale.

•NFT Applications: NFTs offer numerous opportunities, from verifying product authenticity to creating digital collectibles for cannabis brands. SANTO can lead the way in leveraging NFTs to enhance engagement and brand recognition within the cannabis industry.

•Decentralized Governance: DAOs are gaining traction as a means of decentralized decision-making. SANTO’s proficiency in DAO development positions us to empower cannabis communities and businesses to govern themselves in a transparent and inclusive manner.

•IoT for Sustainable Cultivation: As sustainability becomes a focal point in agriculture, SANTO’s IoT solutions can help cannabis cultivators optimize resource usage, reduce waste, and increase crop yields in environmentally responsible ways.

•Data-Driven Insights: Our AI-driven analytics tools provide a significant opportunity for cannabis businesses to extract valuable insights from their data. This can lead to informed decision-making, process optimization, and enhanced profitability on a global scale.

•International Expansion: The cannabis industry is rapidly expanding beyond borders. SANTO can seize opportunities in emerging cannabis markets by tailoring our solutions to meet region-specific needs and compliance requirements.

•Strategic Partnerships: Collaborations with key players in the cannabis industry can amplify our reach and impact. Partnering with growers, dispensaries, and regulatory bodies can lead to mutually beneficial opportunities for growth and innovation.

•Research and Development: Continued investment in research and development allows SANTO to stay at the forefront of technology in the cannabis sector. New technologies and innovations can open doors to novel opportunities.

In summary, Santo Mining Corp, DBA SANTO, is a pioneering software development company specializing in BaaS, NFTs, DAOs, IoT, and AI solutions for the global cannabis industry. Our unyielding dedication to innovation, industry expertise, and ethical practices underscores our commitment to driving positive change within the international cannabis sector through the transformative power of technology. We are poised to lead the digital transformation of the global cannabis industry, fostering operational efficiency, compliance, and sustainability on a global scale.

Summary of Our Opportunity

Blockchain technology is renowned for its security, transparency, and decentralization, making it an attractive solution for various industries. BaaS solutions would allow organizations to take advantage of these benefits without having to invest time and resources into developing a blockchain solution from scratch.

Utilizing BaaS, organizations can leverage the blockchain technology to improve their existing business processes, such as supply chain management, asset tracking, identity verification, and more. The technology can also be used to develop decentralized applications that can be customized to meet specific business requirements.

One of the key benefits of BaaS is that it enables organizations to reduce the costs associated with developing and maintaining a blockchain solution. BaaS providers handle the infrastructure and technical support, so companies can focus on developing and deploying their solutions quickly.

BaaS solutions are also highly scalable, allowing organizations to expand their blockchain solutions as their needs change. This is particularly useful for companies that are looking to implement blockchain solutions but are unsure of their future growth.

Santo Blockchain Labs can provide Blockchain as a Service (BaaS) for your organizations with a secure, flexible, and scalable solution for utilizing blockchain technology. With BaaS, companies can take advantage of the benefits of blockchain technology without the need for extensive in-house expertise or infrastructure, allowing them to focus on their core business processes.

Staking pools allow coin holders to combine their computational resources as a way to earn rewards. Each pool operator charges a fee for the coin holders to stake in the selected pool. The staking pool model idea is quite similar to the traditional mining pool.

Real Estate Tokenization offers investors access to fractional ownership and a frictionless form of investment. Real Estate Tokenization is the process of converting the value of a real estate property into digital tokens that you can sell to investors to raise funds. NFT unlocks the doors of Real-Estate by enabling it to digitize your lands and the infrastructures virtually.

Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. Material changes in our Statement of Operations for the nine months ended September 30, 2023, and 2022, and the years ended December 31, 2022 and 2021 are discussed below.

Three Months Ended September 30, 2023, compared to Three Months Ended September 30, 2022

	Three Months Ended
	September 30, 2023	September 30, 2022		$ Change	% Change

Revenues	$-	$-	$	N/A	N/A
Cost of Sales	-	-		N/A	N/A
Gross Profit	-	-		N/A	N/A

Operating Expenses:
Professional Fees	5,140	-		5,140	100.00%
Rent Expenses	44,005	8,024		35,981	448.42%
General & Administrative Expense	58,001	62,326		(4,325)	-6.94%
Depreciation and Amortization	11,484	-		11,484	100.00%
Total Operating Expenses	118,630	70,350		48,280	68.63%

	Three Months Ended
	September 30, 2023	September 30, 2022	$ Change	% Change

Income (Loss) from Operations	$(118,630)	$(70,350)	$(48,280)	68.63%
Other Income (Expense)
Interest Expense	(51,975)	(44,291)	(7,684)	17.35%
Interest Expense (Derivative Liability)	(71,585)	-	(71,585)	-100.00%
Change in Derivative Liability	(134,989)	-	(134,989)	-100.00%
Total Other Expense	(258,549)	(44,291)	(214,258)	483.75%
Net Income (Loss)	$(377,179)	$(114,641)	$(262,538)	229.01%

The Company did not generate any revenues for the three months ended September 30, 2023 and 2022.

Total operating expenses for the three months ended September 30, 2023 and September 30, 2022 were $118,630 and $70,350, respectively. Total operating expenses consisted of professional fees of $5,140 and $0, respectively, selling, general and administrative expenses of $58,001 and $62,326, respectively; rent expense of $44,005 and $8,024, respectively and depreciation and amortization of $11,484 and $0, respectively.

Professional fees increased by approximately 100% due to costs related to the filing of this Registration Statement.

General and administrative expenses decreased by approximately 7% due to the Company implementing cost savings in its general operations.

Rent expenses increased by approximately 448% due to the Company executing a new lease.

Depreciation and amortization expenses increased by approximately 100% due to the addition of new depreciable property, plant and equipment.

Other income (expense) for the three months ended September 30, 2023 and 2022 was ($258,549) and ($44,291), respectively. The change in other income (expense) can be attributed to the Company’s increase in interest expense and the ratable changes in derivative liabilities. Other income (expense) consisted of interest expense of ($52,022) and ($44,291), respectively; interest expense related to derivatives of ($71,585) and $0, respectively and change in derivatives of ($134,989) and $0, respectively.

Net loss from operations for the three months ended September 30, 2023 was $377,179 compared to $114,641 for the three months ended September 30, 2022, a change of $262,538 or approximately 229%. The increase in the net loss can primarily be attributed to the Company’s ratable changes in derivatives.

Othe comprehensive income (loss) for the three months ended September 30, 2023 and 2022 was $424 and $0, respectively.  The change in other comprehensive income (loss) can be attributed to the Company’s unrealized foreign currency translation income.

Nine Months Ended September 30, 2023, compared to Nine Months Ended September 30, 2022

	Nine Months Ended
	September 30, 2023	September 30, 2022		$ Change	% Change
Revenues	$-	$-	$	N/A	N/A
Cost of Sales	-	-		N/A	N/A
Gross Profit	-	-		N/A	N/A

Operating Expenses:
Professional Fees	8,352	3,739		4,613	123.38%
Rent Expenses	61,512	20,219		41,293	204.23%
General & Administrative Expense	217,588	411,878		(194,290)	-47.17%
Depreciation and Amortization	34,452	-		34,452	100.00%
Total Operating Expenses	321,904	435,836		(113,932)	-26.14%

	Nine Months Ended
	September 30, 2023	September 30, 2022	$ Change	% Change

Income (Loss) from Operations	$(321,904)	$(435,836)	$113,932	-26.14%
Other Income (Expense)
Interest Expense	(147,909)	(128,012)	(19,897)	15.54%
Interest Expense (Derivative Liability)	(226,896)	(281,194)	54,298	-19.31%
Loss on Disposal of Intangible Asset	-	(70,000)	70,000	-100.00%
Gain on Extinguishment of Debt	-	76,547	(76,547)	-100.00%
Change in Derivative Liability	(268,716)	1,047,369	(1,316,085)	-125.66%
Total Other Expense	(643,521)	644,710	(1,288,231)	-199.82%
Net Income (Loss)	$(965,425)	$208,874	$(1,174,299)	-562.20%

The Company did not generate any revenues for the relevant periods.

The Company had operating expenses of $321,904 and $435,836 for the nine months ended September 30, 2023 and September 30, 2022, respectively. The change was primarily driven by increases in legal and auditor fees, which increased due to preparations related to the filing of this Registration Statement. General and administrative expenses decreased by approximately 47% due to the Company implementing cost savings in its general operations.

Rent expenses increased by approximately 204% due to the Company executing new leases.

Depreciation and amortization expenses increased by approximately 100% due to the addition of new depreciable property, plant and equipment.

Other income (expense) for the nine months ended September 30, 2023 and 2022 was ($643,521) and $644,710, respectively. The change in other income (expense) can be attributed to the Company’s increase in interest expense, extinguishment of debt, disposal of assets and the ratable changes in derivative liabilities. Other income (expense) consisted of interest expense of ($147,982) and ($128,012), respectively; interest expense related to derivatives of ($226,896) and ($281,194), respectively; loss on disposal of assets of $0 and $(70,000), respectively; gain on extinguishment of debt of $0 and $76,547, respectively and change in derivatives of ($268,716) and $1,047,369, respectively.

Net income (loss) from operations for the nine months ended September 30, 2023 was ($965,425) compared to $208,874 for the nine months ended September 30, 2022, a change of $1,174,299 or approximately 562%. The increase in the net loss can primarily be attributed to the Company’s ratable changes in derivatives.

Othe comprehensive income (loss) for the nine months ended September 30, 2023 and 2022 was $2,341 and $0, respectively.  The change in other comprehensive income (loss) can be attributed to the Company’s unrealized foreign currency translation income.

Liquidity and Capital Resources

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business.

As of September 30, 2023, the Company had $44,004 in cash and cash equivalents. The Company did not generate revenues for the nine months ended September 30, 2023 and has relied primarily upon capital generated from public and private offerings of its securities.

The Company sustained a loss of $965,425 for the nine months ended September 30, 2023 and net income of $208,874 for the nine months ended September 30, 2022. The Company has accumulated losses totaling $7,297,254 at September 30, 2023.  Because of the absence of positive cash flows from operations, the Company will require additional funding for continuing the development and marketing of products. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We are presently able to meet our obligations as they come due through our borrowing and the support of our shareholders. At September 30, 2023, we had a working capital deficit of $5,155,370.

Cash flows

Net cash used in operating activities for the nine months ended September 30, 2023 and 2022 were ($195,024) and ($430,284), respectively. The primary difference was due to the derivatives associated with convertible notes payable.

Net cash used in investing activities for the nine months ended September 30, 2023, and September 30, 2022, were $0 and $299,766, respectively.

Net cash provided by financing activities for the nine months ended September 30, 2023, and September 30, 2022, were $209,845 and $127,347, respectively.

We anticipate that our future liquidity requirements will arise from the need to fund our growth from operations, pay current obligations and future capital expenditures. The primary sources of funding for such requirements are expected to be cash generated from operations and raising additional funds from the private sources and/or debt financing.  However, we can provide no assurances that we will be able to generate sufficient cash flow from operations and/or obtain additional financing on terms satisfactory to us, if at all, to remain a going concern. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately to attain profitability. Our Plan of Operation for the next twelve months is to raise capital to implement our strategy. We do not have the necessary cash and revenue to satisfy our cash requirements for the next twelve months. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations.  If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for some of our expenses. However, we have not made any arrangements or agreements with our officers and directors regarding such advancement of funds. We do not know whether we will issue stock for the loans or whether we will merely prepare and sign promissory notes. If we are forced to seek funds from our officers or directors, we will negotiate the specific terms and conditions of such loan when made, if ever. Although we are not presently engaged in any capital raising activities, we anticipate that we may engage in one or more private offering of our company’s securities. We would most likely rely upon the transaction exemptions from registration provided by Regulation A, or conduct another private offering under Section 4(2) of the Securities Act of 1933.  See “Note 2 - Going Concern” in our financial statements for additional information as to the possibility that we may not be able to continue as a “going concern.”

We are not aware of any trends or known demands, commitments, events or uncertainties that will result in or that are reasonably likely to result in material increases or decreases in liquidity.

Year Ended December 31, 2022, compared to Year Ended December 31, 2021

	Year ended
	December 31, 2022	December 31, 2021	$ Change	% Change

Revenues	$-	$127,725	$(127,725)	-100.00%
Cost of Sales	-	-	-
Gross Profit	-	127,725	(127,725)	-100.00%
			-
Operating Expenses:			-
Professional Fees	4,664	195,032	(190,368)	-97.61%
Rent Expenses	28,292	34,500	(6,208)	-17.99%
General & Administrative Expense	496,347	557,556	(61,209)	-10.98%
Depreciation and Amortization	40,193	121,124	(80,931)	-66.82%
Total Operating Expenses	569,496	908,212	(338,716)	-37.29%

	Year ended
	December 31, 2022	December 31, 2021	$ Change	% Change

Income (Loss) from Operations	$(569,496)	$(780,487)	$210,991	-27.03%
Other Income (Expense)			-
Interest Expense	(173,575)	(189,271)	15,696	-8.29%
Interest Expense (Derivative Liability)	(385,799)	(969,028)	583,229	-60.19%
Loss on Deposit	-	(14,063)	14,063	-100.00%
Realized Gain on Sale of Crypto	3,939	130,777	(126,838)	-96.99%
Gain on Extinguishment of Debt	76,547	911,660	(835,113)	-91.60%
Loss on Disposal of Intangible Asset	(70,000)	-	(70,000)
Change in Derivative Liability	1,098,893	465,993	632,900	135.82%
Total Other Expense	550,005	336,068	213,937	63.66%
Net Income (Loss)	$(19,491)	$(444,419)	$424,928	-95.61%

Total revenues for the years ended December 31, 2022 and 2021 were $0 and $127,725, respectively. Revenues decreased by approximately 100% due to the Company change in operations.

Total operating expenses for the years ended December 31, 2022 and December 31, 2021 were $569,496 and $908,212, respectively.  Total operating expenses consisted of professional fees of $4,664 and $195,032, respectively, selling, general and administrative expenses of $496,347 and $557,556, respectively; rent expense of $28,292 and $34,500, respectively and depreciation and amortization of $40,193 and $121,124.

Professional fees decreased by approximately 98% due to the process and the reduced cost associated with reporting on the OTC Markets.

General and administrative expenses decreased by approximately 11% due to the Company implementing cost savings in its general operations.

Rent expense decreased by approximately 18% due to the Company negotiating more favorable terms.

Depreciation and amortization expenses decreased by approximately 67% due to the Company fully depreciating and disposing of certain assets during the year ending December 31, 2021.

Other income (expense) for the years ended December 31, 2022 and 2021 was $550,002 and $336,068, respectively. The change in other income (expense) can be attributed to the Company’s increase in interest expense and the ratable changes in derivative liabilities. Other income (expense) consisted of interest expense of ($173,575) and ($189,271), respectively; interest expense related to derivatives of ($385,799) and ($969,028), respectively; loss on disposal of assets of $0 and ($14,063), respectively; realized gain on sale of crypto of $3,936 and $130,777, respectively; gain on extinguishment of debt of $76,547 and $911,660, respectively; loss on disposal of intangible asset of ($70,000) and $0, respectively and change in derivatives of $1,098,893 and $465,993, respectively.

Net loss from operations for the year ended December 31, 2022 was $19,494 compared to $444,419 for the year ended December 31, 2021, a change of $424,925 or approximately 96%. The decrease in the net loss can primarily be attributed to the Company’s ratable changes in derivatives.

Liquidity and Capital Resources

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business.

As of December 31, 2022, the Company had $26,842 in cash and cash equivalents. The Company did not generate revenues for the year ended December 31, 2022 and has relied primarily upon capital generated from public and private offerings of its securities.

The Company sustained a loss of $19,494 for the year ended December 31, 2022 and $444,419 for the year ended December 31, 2021. The Company has accumulated losses totaling $6,331,829 at December 31, 2022. Because of the absence of positive cash flows from operations, the Company will require additional funding for continuing the development and marketing of products. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We are presently able to meet our obligations as they come due through our borrowing and the support of our shareholders. At December 31, 2022, we had a working capital deficit of $4,155,861. Our working capital deficit is due to the results of operations.

Cash flows

Net cash used in operating activities for the years ended December 31, 2022 and 2021 were ($414,751) and ($1,123,360), respectively. The primary difference was due to the derivatives associated with convertible notes payable.

Net cash used in investing activities for the years ended December 31, 2022, and December 31, 2021, were $196,413 and ($450,119), respectively.

Net cash provided by financing activities for the years ended December 31, 2022, and December 31, 2021, were $235,030 and $1,583,274, respectively.

We anticipate that our future liquidity requirements will arise from the need to fund our growth from operations, pay current obligations and future capital expenditures. The primary sources of funding for such requirements are expected to be cash generated from operations and raising additional funds from the private sources and/or debt financing.  However, we can provide no assurances that we will be able to generate sufficient cash flow from operations and/or obtain additional financing on terms satisfactory to us, if at all, to remain a going concern. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately to attain profitability. Our Plan of Operation for the next twelve months is to raise capital to implement our strategy. We do not have the necessary cash and revenue to satisfy our cash requirements for the next twelve months. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for some of our expenses. However, we have not made any arrangements or agreements with our officers and directors regarding such advancement of funds. We do not know whether we will issue stock for the loans or whether we will merely prepare and sign promissory notes. If we are forced to seek funds from our officers or directors, we will negotiate the specific terms and conditions of such loan when made, if ever. Although we are not presently engaged in any capital raising activities, we anticipate that we may engage in one or more private offering of our company’s securities. We would most likely rely upon the transaction exemptions from registration provided by Regulation A, or conduct another private offering under Section 4(2) of the Securities Act of 1933.  See “Note 2 - Going Concern” in our financial statements for additional information as to the possibility that we may not be able to continue as a “going concern.”

We are not aware of any trends or known demands, commitments, events or uncertainties that will result in or that are reasonably likely to result in material increases or decreases in liquidity.

Capital Resources

We had no material commitments for capital expenditures as of December 31, 2022.

Off Balance Sheet Arrangements

We have made no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies & Use of Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. In consultation with the Company’s Board of Directors, management has identified in the accompanying financial statements the accounting policies that it believes are key to an understanding of its financial statements. These are important accounting policies that require management’s most difficult, subjective judgments.  See “Note 2 - Summary of Significant Accounting Policies” in our financial statements for additional information.

Additional Company Matters

The Company has not filed for bankruptcy protection.

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. Should such litigation ever ensue, it may have an adverse impact on the Company because of defense and settlement costs, diversion of management resources, and other factors.

We are not presently a party to any legal proceedings.

Subsequent Material Events

The Company evaluated subsequent events that have occurred after the balance sheet date of September 30, 2023, and up through the date of this Registration Statement. There are two types of subsequent events: (i) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (ii) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date. The Company has determined that there are no additional events that would require adjustment to or disclosure in the attached financial statements.

ITEM 3.PROPERTIES.

Principal Executive Office

Our principal executive office is located at 1000 Brickell Ave Ste 715 Miami, FL 33131 United States. This property is leased by management and to the Company. We believe these facilities are adequate for our current needs, and that alternate facilities on similar terms would be readily available, if needed. The principal executive offices lease is due on March 31, 2024.

ITEM 4.SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information regarding beneficial ownership of our Stock as of the date of this filing.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and include voting or investment power with respect to Shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each Shareholder named in the following table possesses sole voting and investment power over their Shares of Stock. Percentage of beneficial ownership before the offering is based on 18,436,585,961 Shares of Common Stock outstanding and 500,000,000 shares of Series A Preferred Stock as of the date of this filing.

Name	Position	Number of Shares	Share Type	Percent
Franjose Yglesias	CEO, Director	150,000,000	Preferred A	42.85%
Marc Williams	COO, Chairman	150,000,000	Preferred A	42.85%
Kevin Jodrey	CCO, Director	50,000,000	Preferred A	14.30%

* The mailing address for these individuals/entities is: c/o Cl. 7 #37-50, El Poblado, Torre 1 Unit 1016, Medellín 050021, Colombia.

ITEM 5.DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of the date of this Offering Circular:

Name	Position	Age	Director or Officer Since
Frank Yglesias	CEO, Secretary	60	April 10, 2015
Marc Williams	COO/Chairman	55	Oct 1, 2023
Kevin Jodrey	CCO/Board Member	58	Oct 1, 2023

Franjose Yglesias, CEO, Secretary.

With an illustrious career spanning over 35 years, Mr. Yglesias stands as a luminary figure in the dynamic realm of blockchain technology. Recognized for his steadfast commitment to innovation, strategic acumen, and social responsibility, he has served as the CEO of Santo Blockchain Labs since 2017, imprinting his influence not only on the company’s trajectory but also on the broader landscape of blockchain innovation.

Under Mr. Yglesias’ visionary stewardship, since 2017 Santo Blockchain Labs has evolved into a trailblazer, incubating and delivering transformative solutions at the intersection of blockchain, NFTs, and cutting-edge technologies.

Project Highlights:

PO8 - Discovering Underwater Treasures:

Spearheading the creation of PO8, a Bahamas-based marine archaeology blockchain, NFTs, and robotics software platform, Mr. Yglesias showcases his ability to reshape industries. PO8 leverages blockchain and AI to recover and tokenize underwater cultural heritage assets, introducing a pioneering concept of ownership through Non-Fungible Tokens (NFTs) with a tangible stored value.

SKULLYS - Gaming on the Ethereum Blockchain:

Reflecting Mr. Yglesias’ commitment to merging blockchain with entertainment, SKULLYS is a reward-based digital collectibles platform on the Ethereum blockchain. The accompanying location-based service (LBS) game adds an engaging layer, allowing players to hunt for loot through geo-flagging tasks, earning PO8 tokens, and unlocking new powers for their Skullys.

SANTOPOOL - Elevating Cardano ADA Staking:

Introducing SANTOPOOL, a prominent Cardano ADA staking pool in the cryptocurrency landscape, Mr. Yglesias demonstrates strategic prowess. Utilizing Proof of Stake technology, SANTOPOOL offers an anticipated annual return of 4%-10%, providing a seamless and passive income avenue for Cardano ADA holders.

Fan Pass - Empowering Artists in the Digital Era:

Fan Pass, a visionary platform from Friendables, Inc. a public company subcontracted to Santo Blockchain Labs of Vietnam was developed under Mr. Yglesias’ guidance and redefines the artist-fan relationship. This comprehensive ecosystem empowers artists with autonomy over their careers, offering features such as live streaming, music distribution, and custom merchandise development, liberating artists from traditional record label constraints.

DNATags - Security in the Cannabis Industry:

Leading the development of DNATags, Mr. Yglesias addresses anti-counterfeit and tamper-proof measures for medical cannabis products. By providing a secure blockchain platform, DNATags ensures companies can safeguard their products against illicit markets, demonstrating their commitment to industry security.

Voycare - Telemedicine Revolutionizing Women’s Health:

Voycare, a California-based telemedicine service provider, is a testament to Mr. Yglesias’ commitment to positive societal impact. Focused on women’s health in Asia, Voycare leverages telehealth and the gig economy to provide a new cross-border healthcare experience, particularly in counseling and fertility.

Chimba Blockchain - Bridging Colombia’s Digital Divide:

As a pivotal player in the birth of Chimba, Colombia’s first layer-one blockchain, Mr. Yglesias showcases his ability to catalyze regional digital transformation. This milestone initiative catalyzes broader connectivity, unlocking economic opportunities for diverse communities.

Masterful Execution, Enduring Results:

Santo Blockchain Labs: A Catalyst for Innovation:

Under Mr. Yglesias’ visionary guidance, Santo Blockchain Labs has transformed into a premier incubator, cultivating disruptive ideas and fostering a dynamic ecosystem. The success stories emerging from this incubator bear witness to his strategic acumen and leadership prowess, contributing significantly to the advancement of the blockchain landscape.

Chimba: Bridging the Digital Divide:

Playing a pivotal role in birthing Chimba, Colombia’s first layer-one blockchain, Mr. Yglesias’ milestone initiative is not merely technological; it’s a catalyst for regional digital transformation. His ability to translate cutting-edge concepts into impactful solutions on a national scale showcases his strategic agility and commitment to global progress.

Global Fluency, Cross-Cultural Collaboration:

Navigating the international arena with the confidence of a seasoned diplomat, Mr. Yglesias’ fluency in Spanish, Mandarin, and English enhances his ability to seamlessly traverse diverse environments. This linguistic tapestry enables him to forge robust cross-cultural collaborations that amplify the reach and impact of his endeavors, ensuring his solutions resonate across borders and cater to the needs of a multicultural audience.

From Technology to Value, Bridging the Gap:

Possessing a rare blend of technical expertise and business acumen, Mr. Yglesias serves as a bridge between the complexities of blockchain technology and the tangible realities of the marketplace. He effortlessly transforms innovative concepts into viable value propositions, ensuring his solutions find their footing in the real world and deliver results that matter. His ability to translate cutting-edge technology into business success showcases his pragmatic approach and commitment to sustainable impact.

Leadership Legacy:

In the years preceding 2016-2017, Mr. Yglesias played a crucial role in the migration of over 10,000 Bitcoin mining machines from China to Kazakhstan, collaborating with Canoe Pool, one of the world’s largest Bitcoin mining companies. Additionally, his tenure as the CEO of two publicly traded companies in the OTCMarkets in America underscores his leadership and corporate strategic capabilities.

Mr. Yglesias began his career as an Electronic Engineer at Eastman Kodak in the 1990s. Over a decade, he unified and developed the telecommunications infrastructure for Kodak across Latin America and the Caribbean. His role culminated in the position of Director of Telecommunications in Latin America, showcasing his technical prowess and strategic vision.

•2008-2011 (CAGR) COO of California Grapes International, Inc. Formally known as Golden Dragon Holdings, Inc.

•2012 2014 (CUEN) COO of Pleasant Kids, Inc.

Mr. Marc Williams, COO, Chairman

Mr. Williams is an accomplished business executive with a proven history of establishing and leading successful ventures spanning over 30 years in Canada, the USA, and Colombia. Demonstrating expertise in project development, social capital initiatives, and the strategic application of emerging technologies, he has consistently achieved success across diverse business landscapes.

2017-2023, Mr. Williams has served as the CEO of Planta Vida SAS, a licensed cannabis cultivator with a vast expanse of over 100 hectares Colombia. Under his steadfast leadership, Planta Vida implemented strategic social business practices, emphasizing the production of safe, natural, and ecologically friendly wellness cannabis products for the burgeoning market. Beyond product development, Mr. Williams was committed to empowering the local community through initiatives focused on job creation, education, and improved access to healthcare, housing, and security.

A visionary in emerging technologies, Mr. Williams co-founded CapturePlay in 2013. With substantial experience in both gaming and cryptocurrency, CapturePlay a tokenized asset skill-based gaming platform which players would purchase there game pieces and to play, bank or sell them to another player and even earn tokens for the game play in CPA offers. Block chain  has grown to track transactions grown to a common solution throughout the web.

In 2016, Mr. Williams authored the influential Biodiversity Bank White Paper, presently utilized by Eightfold Properties to safeguard and empower biodiverse lands through community-driven transparency. Block chain solutions now can be applied to meet the need for transparency and community building.

Mr. Williams is currently spearheading a landmark project in Eastern Canada: a 400+ unit independent community tailored for seniors. This innovative initiative addresses the challenges of rural senior displacement and technological marginalization through a multi-faceted approach.

Firstly, the project tackles the issue of affordable housing by providing seniors with secure, comfortable, and accessible living spaces within their existing communities, mitigating the need for forced relocations.

Secondly, the project fosters vibrant health communities by integrating on-site healthcare services, social activities, and educational programs, promoting active aging, social engagement, and overall well-being.

Thirdly, the project bridges the generational gap by facilitating cultural exchange with young tech professionals, involving co-located living arrangements, mentorship programs, and shared spaces for intergenerational interaction. This not only addresses technological marginalization for seniors but also fosters mutual understanding, enriching the lives of both generations.

Importantly, the project, launched in January 2023, is already making a tangible impact on the lives of rural seniors in Eastern Canada. Mr. Williams’ leadership and vision are at the forefront of this groundbreaking initiative, offering a sustainable and compassionate solution to a complex social issue.

The affordable housing units are being produced in a panelized skeletal system for efficiencies and just in time production. Marc is leading the Rapid Panel factory team with Phase One of the co-robot housing production facility underway and the design of its 1st Co housing unit underway.

Kevin Jodrey, CCO, Board Member

Kevin Jodrey is a highly regarded figure in the cannabis industry, recognized globally for his expertise in cultivation, breeding, and genetics. Based in Humboldt County, California, he has played a pivotal role in advancing the modern cannabis movement and is renowned as a world-class hunter of ganja genetics, driven by his fascination with rare, desirable, and marketable traits.

As the creator of Port Royal, owner of Wonderland Nursery, and co-founder of The Ganjier, Kevin has been deeply involved in cannabis cultivation for over three decades. His contributions extend beyond personal operations, as he provides consulting services to the broader community, sharing his extensive knowledge and experience. Kevin has been a featured speaker at universities, a judge at the prestigious Emerald Cup, and a consultant for cannabis-related educational programs on National Geographic and A&E.

Widely covered in the media, Kevin Jodrey has been featured in The New York Times, a Pulitzer Prize-winning Washington Post article, as well as numerous other articles, books, radio shows, and TV shows. His influence is showcased at the Oakland Museum, where he graces the walls, symbolizing his central position in the Green Rush. However, Kevin is not just a participant; he is guiding the industry’s transition to the Clean Rush, advocating for sustainable and regenerative cannabis cultivation practices.

Kevin Jodrey’s impact on the cannabis world extends to entrepreneurship. He has been the owner of Ganjier Farms, LLC, since 2016 and a co-owner of One Log House Dispensary since 2018. Additionally, he holds equity in Releaf Australia, Chemovar Australia, Stewart Farms Canada, Phylos Bioscience United States, Conception Nursery United States, and Green Flower Media United States.

A pioneer in cannabis nursery operations, Kevin founded Wonderland Nursery, the first direct-to-consumer cannabis nursery in the United States. The nursery merged with Cookies in 2018 to establish the One Log House Cookies research and development facility in Humboldt County, California. This facility not only develops varieties for cookie stores but is also a hub for over 80% of all cookie flower packaging in the state of California.

Kevin Jodrey’s commitment to education is evident through workshops, seminars, and training programs on cannabis cultivation techniques, genetics, and best practices. His coursework, powered by Green Flower Media, is featured at over 20 different universities, including UC Irvine, UC San Diego, and UC Riverside. Furthermore, Kevin co-founded The Ganjier, a cannabis sommelier program that trains students worldwide on cannabis service and assessment.

In summary, Kevin Jodrey stands as a respected and influential figure in the cannabis world, celebrated for his profound knowledge in cultivation, breeding, and genetics, as well as his educational initiatives and advocacy for sustainable cannabis practices.

ITEM 6.EXECUTIVE COMPENSATION.

Compensation of Directors and Executive Officers

Name & Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Marc Williams (COO, Chairman)	2023	37,500						37,500

Kevin Jodrey (CCO, Director)	2023	37,500						37,500

Frank Yglesias CEO/Director	2023	112,500						112,500
	2022	150,000						150,000
	2021	0						0
	2020	0						0

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and therefore no equity awards are outstanding as of December 31, 2022, or September 30, 2023.

Bonuses and Deferred Compensation

We do not have a deferred compensation or retirement plan. All decisions regarding compensation, including the payment of bonuses, are determined by our Board of Directors.

Options and Stock Appreciation Rights

As of December 31, 2022, and September 30, 2023, no options have been issued.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with our directors or executive officers.

Employment Agreements

On October 1, 2023, the Company entered into employment contracts with each of Franjose Yglesias (CEO), Marc Williams (COO), and Kevin Jodrey (CCO). Each of the employment contracts contain an employment term of up to 10 years and contemplate an annual salary of $150,000 per year.

Director Agreements

On October 1, 2023, the Company entered into a Board of Directors Services Agreement with each of Franjose Yglesias, Marc Williams, and Kevin Jodrey. Each agreement contemplates compensation of $150,000 in stock options, payable every 90 days.

Board of Directors

Our directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Our officers are elected by and serve at the discretion of the Board of Directors.

ITEM 7.CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

None of the directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 10% of the Company’s outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction that has occurred during the nine months ended September 30, 2023, or the year ended December 31, 2022 or in any proposed transaction, which has materially affected or will affect the Company.

However, Franjose Yglesias (CEO), Marc Williams (COO, Director), and Kevin Jodrey (CCO, Director) each own, respectively, 150,000,000 shares, 150,000,000 shares, and 50,000,000 shares of our Series A Preferred Stock.

ITEM 8.LEGAL PROCEEDINGS.

On May 14, 2021, a former officer of the Company filed a complaint against the Company in the Miami-Dade County Court for alleged breaches of contract related said individual’s employment with the Company. (See Local Case No. 2021-011579-CA-01). On July 18, 2023, the Court entered a default judgement in favor the Plaintiff, awarding $521,256 plus attorneys fees and costs.

ITEM 9.MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

Our common stock is qualified for quotation on the OTC Markets-OTC Pink under the symbol “SANP”. The following table sets forth the range of the high and low bid prices per share of our common stock for each quarter of our fiscal year as reported in the over-the-counter markets. These quotations represent interdealer prices, without retail markup, markdown, or commission, and may not represent actual transactions. There currently is a minimal liquid trading market for our common stock. There can be no assurance that a significant active trading market in our common stock will develop, or if such a market develops, that it will be sustained.

	2023
	High	Low
First Quarter (through March 31)	$0.0003	$0.0001
Second Quarter (through June 30)	0.0002	0.0001
Third Quarter (through September 30)	0.0002	0.0001

	2022
	High	Low
First Quarter (through March 31)	$0.0024	$0.0006
Second Quarter (through June 30)	0.0012	0.0004
Third Quarter (through September 30)	0.0009	0.0004
Fourth Quarter (through December 31)	0.0005	0.0002

	2021
	High	Low
First Quarter (through March 31)	$0.0348	$0.0007
Second Quarter (through June 30)	0.0084	0.0021
Third Quarter (through September 30)	0.0040	0.0015
Fourth Quarter (through December 31)	0.0045	0.0006

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer’s securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. At present, we have no plans to register our securities in any particular state. Further, our shares may be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer’s net tangible assets; or exempted from the definition by the SEC. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000 by an individual, or $300,000 together with his or her spouse), are subject to additional sales practice requirements.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.

As of January 31, 2024, out of a total of 20,000,000,000 shares of Common Stock authorized, 150,792,300 shares are issued as restricted securities and can only be sold or otherwise transferred pursuant to a registration statement under the Securities Act or pursuant to an available exemption from registration, all of which are held by non-affiliates.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of a reporting company for at least six months, including any person who may be deemed to be an “affiliate” of the company (as the term “affiliate” is defined under the Securities Act), is entitled to sell, within any three-month period, an amount of shares that does not exceed the greater of (i) the average weekly trading volume in the company’s common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale or (ii) 1% of the shares then outstanding. In order for a stockholder to rely on Rule 144, adequate current public information with respect to the company must be available. A person who is not deemed to be an affiliate of the company and has not been an affiliate for the most recent three months, and who has held restricted shares for at least one year is entitled to sell such shares without regard to the various resale limitations under Rule 144. Under Rule 144, the requirements of paragraphs (c), (e), (f), and (h) of such Rule do not apply to restricted securities sold for the account of a person who is not an affiliate of an issuer at the time of the sale and has not been an affiliate during the preceding three months, provided the securities have been beneficially owned by the seller for a period of at least one year prior to their sale. For purposes of this registration statement, a controlling stockholder is considered to be a person who owns 10% or more of the company’s total outstanding shares or is otherwise an affiliate of the Company. No individual person owning shares that are considered to be not restricted owns more than 10% of the Company’s total outstanding shares.

Holders

As of September 30, 2023, we had 86 shareholders of common stock per transfer agent’s shareholder list.

Dividends

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying any dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the growth of the Registrant’s business.

Equity Compensation Plan Information

The Company has not yet adopted an equity compensation plan as of September 30, 2023, or subsequently through the filing of this registration statement.

ITEM 10.RECENT SALES OF UNREGISTERED SECURITIES.

All of the securities discussed below were issued in reliance on the exemption under Section 4(a)(2) of the Securities Act. All issuances are for common stock unless stated otherwise.

ITEM 11.DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The following is a summary of the rights of our Common Stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation, bylaws, and the Certificates of Designation (as defined below) of our preferred stock, copies of which are filed as exhibits to the registration statement, and to the applicable provisions of Wyoming law. The Company is authorized by its Certificate of Incorporation to issue an aggregate of 20,000,000,000 shares of common stock, $0.00001 par value per share (the “Common Stock”), and 500,000,000 shares of Series A Preferred Stock. As of November 30, 2023, the Company had 18,436,585,961 shares of Common Stock issued and outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock may receive dividends out of funds legally available if our Board, at its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future.

Voting Rights

Each stockholder is entitled to one vote for each share of common stock held by such stockholders.

Preferred Stock in General

The preferred stock of the Company may be issued from time to time by the Board of Directors in one or more series. The description of shares of each series of preferred stock will be set forth in resolutions adopted by the Board of Directors and a Certificate of Designation to be filed as required by Wyoming law prior to issuance of any shares of the series. The Certificate of Designation will set the number of shares to be included in each series of preferred stock and set the designations, preferences, conversion, or other rights, voting powers, restrictions, limitations as to distribution, qualifications, or terms and conditions of redemption relating to the shares of each series. However, the Board of Directors is not authorized to change the right of the common stock to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of preferred stock includes, but is not limited to, setting, or changing the following:

•The number of shares constituting such series and the distinctive designation of such series;

•The dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

•Whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

•Whether such series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

•Whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•Whether such series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such sinking fund;

•The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

•Any other relative rights, preferences, and limitations of such series.

The Company is authorized to issue up to 500,000,000 shares of Class A preferred stock, par value $0.01. As of the date of this filing, there are 500,000,000 shares of Class A preferred stock issued and outstanding. The rights and preferences of the Series A Preferred Stock are described below.

Class A Preferred Stock:

•Each share of Class A Preferred Stock has voting rights equal to 100 votes on all matters requiring a shareholder vote.

•Each share of Class A Preferred Stock is convertible into 100 shares of Common Stock.

•Holders are not entitled to receive dividends.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Pacific Stock Transfer Co. (a Securitize Company) with an address at 6725 Via Austi Parkway Suite 300 Las Vegas, NV 89119. Their phone number is (702) 361-3033.

ITEM 12.INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our articles provide to the fullest extent permitted by Wyoming Law that our directors or officers shall not be personally liable to the Company or our stockholders for damages for breach of such directors’ or officers’ fiduciary duty. The effect of this provision of our articles is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles are necessary to attract and retain qualified persons as directors and officers.

Wyoming corporate law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

ITEM 13.FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

SANTO MINING CORP.

d/b/a SANTO BLOCKCHAIN LABS CORP.

Consolidated Condensed Balance Sheets

	September 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$44,004	$26,842
Total Current Assets	44,004	26,842

Digital assets, net	-
Property, plant and equipment, net	103,791	138,243
Intangible assets, net	190,000	190,000
TOTAL ASSETS	$337,795	$355,085

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	115,444	115,445
Accrued compensation	480,800	388,445
Accrued interest	421,940	273,957
Convertible note payable, net of discount of ($80,777) and ($102,673)	1,685,773	1,458,877
Note payable, related party	63,731	63,886
Derivative liability	2,426,686	1,882,093
Total Current Liabilities	5,199,374	4,182,703
TOTAL LIABILITIES	5,199,374	4,182,703
Stockholders’ Deficit
Preferred stock Series A: 500,000,000 shares authorized; $0.001 par value. 500,000,000 and 500,000,000 shares issued and outstanding, respectively	500,000	500,000
Common stock: 20,000,000,000 authorized; $0.00001 par value 11,762,403,124 and 11,762,403,124 shares issued and outstanding, respectively	117,624	117,624
Additional paid-in capital	1,815,710	1,886,587
Accumulated deficit	(7,297,254)	(6,331,829)
Accumulated other comprehensive income	2,341	----
Total Stockholders’ Deficit	(4,861,579)	(3,827,618)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$337,795	$355,085

The accompanying notes are an integral part of these consolidated audited financial statements.

SANTO MINING CORP.

d/b/a SANTO BLOCKCHAIN LABS CORP.

Consolidated Condensed Statements of Operations

		For the Three Months Ended September 30,				For the Nine Months Ended September 30,
		2023		2022		2023		2022
		(unaudited)		(unaudited)		(unaudited)		(unaudited)
Revenues	$	---	$	---	$	---	$	---

Operating Expenses
Professional fees		5,140		---		8,352		3,739
Selling, general and administrative expense		58,001		62,326		217,588		411,878
Rent expense		44,005		8,024		61,512		20,219
Depreciation and amortization		11,484		---		34,452		---
Total operating expenses		118,630		70,350		312,904		435,836

Net loss from operations		(118,630)		(70,350)		(321,904)		(435,836)

Other income (expense)
Interest income		47		---		73		---
Interest expense		(52,022)		(44,291)		(147,982)		(128,012)
Interest expense related to derivative liability		(71,585)		---		(226,896)		(281,194)
Loss on disposal of assets		---		---		---		(70,000)
Gain on extinguishment of debt		---		---		---		76,547
Change in derivative		(134,989)		---		(268,716)		1,047,369
Income taxes		---		---		---		---

Net income (loss)		$(377,179)		$(114,641)		$(965,425)		$208,874

Foreign currency translation		424		---		2,341		---

Net income (loss)		$(376,755)		$(114,641)		$(963,084)		$208,874

Basic and diluted loss per share		$(0.00)		$(0.00)		$(0.00)		$0.00

Weighted average number of shares outstanding		11,762,403,124		11,145,028,209		11,762,403,124		11,090,212,807

The accompanying notes are an integral part of these consolidated audited financial statements.

ANTO MINING CORP.

d/b/a SANTO BLOCKCHAIN LABS CORP.

Consolidated Condensed Statement of Stockholders’ Deficit

For the Period Ended September 30, 2023

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid in	Accumulated		Other Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit		Income	Total
2022
Balance, December 31, 2021	500,000,000	$500,000	11,042,530,916	$110,425	$2,036,829	$(6,312,335)	$	---	$(3,665,081)
Paid-in capital derivative liability	---	---	---	---	(98,361)	---		---	(98,361)
Net income for the three months ended March 31, 2022						657,589		---	657,589
Balance, March 31, 2022	500,000,000	$500,000	11,042,530,916	$110,425	$1,938,468	$(5,654,746)	$	---	$(3,105,853)
Shares issued for debt conversion	---	---	102,497,293	1,025	6,662	---		---	7,687
Paid-in capital derivative liability	---	---	---	---	(49,181)	---		---	(49,181)
Net loss for the three months ended June 30, 2022						(334,074)		---	(334,074)
Balance, June 30, 2022	500,000,000	$500,000	11,145,028,209	$111,450	$1,895,949	$(5,988,820)	$	---	$(3,481,421)
Net loss for the three months ended September 30, 2022						(114,641)		---	(114,641)
Balance, September 30, 2022	500,000,000	$500,000	11,145,028,209	$111,450	$1,895,949	$(6,103,461)	$	---	$(3,596,062)
2023
Balance, December 31, 2022	500,000,000	$500,000	11,762,403,124	$117,624	$1,886,587	$(6,331,829)	$	---	$(3,827,618)
Paid-in capital derivative liability	---	---	---	---	(13,286)	---		---	(13,286)
Net loss for the three months ended March 31, 2023						(275,739)		734	(275,005)
Balance, March 31, 2023	500,000,000	$500,000	11,762,403,124	$117,624	$1,873,301	$(6,607,568)		$734	$(4,115,909)
Paid-in capital derivative liability	---	---	---	---	(26,800)	---		---	(26,800)
Net loss for the three months ended June 30, 2023						(312,507)		---	(312,507)
Foreign currency translation								1,183	1.183
Balance, June 30, 2023	500,000,000	$500,000	11,762,403,124	$117,624	$1,846,501	$(6,920,075)		$1,917	$(4,454,033)
Paid-in capital derivative liability	---	---	---	---	(30,791)	---		---	(30,791)
Net loss for the three months ended September 30, 2023						(377,179)		---	(377,179)
Foreign currency translation								424	424
Balance, September 30, 2023	500,000,000	$500,000	11,762,403,124	$117,624	$1,815,710	$(7,297,254)		$2,341	$(4,861,579)

The accompanying notes are an integral part of these consolidated audited financial statements.

SANTO MINING CORP.

d/b/a SANTO BLOCKCHAIN LABS CORP.

Consolidated Condensed Statements of Cash Flows

(Unaudited)

		For the Nine Months Ended September 30,
		2023		2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)		$(965,425)		$208,874
Adjustment to reconcile net loss to net cash provided in operations:
Inventory		----		(49,422)
Change in fair market value of derivatives		268,716		(1,047,369)
Amortization of debt discount		226,896		302,241
Depreciation and amortization		34,452		----
Gain on extinguishment of debt		----		(76,547)
Change in assets and liabilities:
Accounts payable and accrued expenses		----		75,000
Accrued compensation		92,355		57,661
Accrued interest		147,982		99,278
Net Cash (used in) provided by operating activities		(195,024)		(430,284)
CASH FLOWS FROM INVESTING ACTIVITIES:
Loss on extinguishment of intangible asset		----		70,000
Sale (purchase) of digital assets		----		229,766
Net Cash Used in investing activates		----		299,766
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (payments) notes payable, related party		4,845		(30,340)
Proceeds (payments) convertible notes payable		205,000		150,000
Stock issued to reduce debt		----		7,687
Net Cash provided by financing activates		209,845		127,347

Foreign currency translation		2,341		----

Net change in cash and cash equivalents		17,162		(3,171)
Cash and cash equivalents Beginning of period		26,842		10,150
Cash and cash equivalents End of period		$44,004		$6,979
Supplemental cash flow information
Cash paid for interest	$	----	$	----
Cash paid for taxes	$	----	$	----
Non-cash transactions
Original discount recorded on the recognition of notes with derivative liability		$205,000	$	----

The accompanying notes are an integral part of these consolidated audited financial statements.

SANTO MINING CORP.

d/b/a SANTO BLOCKCHAIN LABS CORP.

Notes to the Consolidated Financial Statements

NOTE 1- NATURE OF OPERATIONS

Corporate History

The Company was incorporated in the State of Nevada on July 8, 2009 as Santa Pita Corp to operate an internet portal for dentists and patients to access dental information, as well as a teeth-whitening business.

On July 30, 2012 the Company redirected its focus toward precious metal exploration and mining. Mineral exploration began with a mineral claim acquisition agreement (the “Acquisition Agreement”), with GEXPLO, SRL (the “Vendor”) and the Company, whereby the Company agreed to acquire from the Vendor a one hundred percent (100%) interest in a claim (“the Claim”) located in the Dominican Republic. The owner of the Vendor, Alain French, became President, Chief Executive Officer, Secretary, Treasurer and Director on the acquisition closing date. The Company was renamed Santo Mining Corp.

The Company also has three subsidiaries: (1) Cathay International LLC, a Florida corporation specializing in administration, logistics, and an Asian to USA interoperability; (2) Santo Blockchain Labs Corp. a Wyoming corporation leveraging the blockchain and crypto-asset states laws of the State of Wyoming; and (3) Santo Blockchain Labs of Colombia S.A.S., El Poblado, Medellin, Antioquia, Republic of Colombia.

Nature of Business

Santo Blockchain Labs is a leading “BaaS” Blockchain as a service software development company delivering tailor-made digital solutions to businesses worldwide. Our team of full-stack developers, designers and innovators based in Medellin Colombia, has designed, and developed multiple digital solutions. As a close-knit team of blockchain full-stack developers, we undertake collaborative research and development to create next-gen applications and solutions perfectly suited to the evolving blockchain space.

As a technology pioneer with deep knowledge and expertise in blockchain and related technologies, Santo Blockchain Labs, believes in helping companies overcome their most complex tech challenges and drive business growth.

Our motto, “blockchain for everyday life” reflects our business philosophy.

Our Products

Blockchain as a service involves the third-party installation and maintenance of blockchain networks for a company’s technologies. Given that any company can tap into blockchain networks, BaaS companies essentially serve as blockchain services companies or blockchain infrastructure providers.

Based on the software-as-a-service model, BaaS software helps businesses develop and host blockchain apps and smart contracts in cloud-based blockchain ecosystems. In other words, BaaS makes blockchain capabilities more accessible and usable in a business.

For many companies, pairing cloud services with blockchain as a service could be enormously valuable. The personalized flexibility of BaaS technology allows businesses to combat pain points by tailoring integrations. Whether it’s acting as a smart contracts platform for a real estate company or a payment processing service for a retailer, blockchain as a service is making waves across a variety of industries.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenue sufficient to cover its operating cost and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management’s plan to obtain such resources for the Company includes obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses.  However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations.  However, there is no assurance that the Company will attain profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany accounts and transactions have been eliminated.

BASIS OF PRESENTATION AND USE OF ESTIMATES

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION OF PRIOR PERIOD PRESENTATION

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

FISCAL YEAR END

The Company elected December 31, as its fiscal year ending date.

USE OF ESTIMATES

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of Nine months or less at the date of acquisition to be cash equivalents.  Cash and cash equivalents at September 30, 2023 and December 31, 2022 were $44,004 and $26,842, respectively.

CASH FLOWS REPORTING

The Company follows ASC 230, Statement of Cash Flows, for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by ASC 230, Statement of Cash Flows, to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period.

FOREIGN CURRENCY TRANSLATION

The functional currency of our wholly owned subsidiaries is the currency of the primary economic environment in which the Company operates. Assets and liabilities denominated in currencies other than the functional currency are remeasured using the current exchange rate for monetary accounts and historical exchange rates for nonmonetary accounts, with exchange differences on remeasurement included in comprehensive income in our condensed consolidated statements of operations and comprehensive income. Our foreign subsidiaries that utilize foreign currency as their functional currency translate such currency into U.S. dollars using (i) the exchange rate on the balance sheet dates for assets and liabilities, (ii) the average exchange rates prevailing during the period for revenues and expenses, and (iii) historical exchange rates for equity. Any translation adjustments resulting from this process are shown separately as a component of accumulated other comprehensive loss within shareholders’ deficit in the condensed consolidated balance sheets.

RELATED PARTIES

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

REVENUE RECOGNITION

In May 2014, the Financial Accounting Standards Board (FASB) issued Topic 606, which supersedes the prior revenue recognition standard (Topic 605). Under Topic 606, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. In addition, this standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Topic 606 also includes Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. The Company adopted Topic 606 effective January 1, 2019.

The Company derives its revenues primarily from two sources: (i) point of sale transactions of crypto assets at ATMs and (ii) customized investor trading services for the sale or purchase of crypto assets. Revenues are recognized at the point of sale of these services to our customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. The Company determines revenue recognition through the following steps:

•Identification of the contract, or contracts, with a customer

•Identification of the performance obligations in the contract

•Determination of the transaction price

•Allocation of the transaction price to the performance obligations in the contract

•Recognition of revenue when, or as, we satisfy a performance obligation.

Judgment is required in determining whether the Company is the principal or the agent in transactions between customers. The Company evaluates the presentation of revenue on a gross or net basis based on whether it controls the crypto asset provided before it is transferred to the customer (gross) or whether it acts as an agent by arranging for other customers on the platform to provide the crypto asset to the customer (net). As the Company controls the crypto asset being provided before it is transferred to the customer and establishes the price for the crypto assets, whether selling through ATMs or over the telephone, the Company is the principal in these transactions; the Company records these transactions on a gross basis.

The Company recognizes revenue when performance obligations identified under the terms of contracts with its customers are satisfied. The Company considers its performance obligation satisfied, and recognizes revenue, at the point in time the transaction is processed. Contracts with customers are usually open-ended and can be terminated by either party without a termination penalty. Therefore, contracts are defined at the transaction level and do not extend beyond the service already provided. The Company’s revenue associated with ATM and over the counter services are recognized at a point in time when the crypto asset is delivered to the customer. The Company controls the service as it is primarily responsible for fulfilling the service and has discretion in establishing pricing with its customers.

COST OF REVENUES

Cost of revenues consists primarily of expenses related to the acquisition of crypto assets (including the costs to purchase crypto assets). The Company assigns the costs of crypto assets sold in its revenue transactions on a first-in, first-out basis.

Additionally, cost of revenues includes the costs of operating the ATMs from which some of the crypto assets are sold (including the associated rent expense, related incentives, ATM cash losses, software licensing fees for the ATMs, depreciation, insurance, and utilities) and fees paid to service the ATM machines and transport cash to the banks.

CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities, accounts receivable and restricted cash. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high credit-quality financial institutions in bank deposits, money market funds, U.S. government securities and other investment grade debt securities that have strong credit ratings. The Company has established guidelines relative to diversification of its cash and marketable securities and their maturities that are intended to secure safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates and changes in the Company’s operations and financial position. Although the Company may deposit its cash and cash equivalents with multiple financial institutions, its deposits, at times, may exceed federally insured limits.

The Company’s revenues are generated primarily from franchising and operating Crypto ATM services to customers located Latin America and the Caribbean. No single customer of the ATM network is responsible for over 1% of revenue. Also, as the Company collects all amounts from these customers and holds $0 in accounts receivable from its ATM or over the counter customers, there is no credit risk associated with customer concentration for these customers.

FINANCIAL INSTRUMENTS

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities

•Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2023. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

PROPERTY, PLANT AND EQUIPMENT

Furniture and equipment are stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives.  Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment at least Annual or whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  The Company recognized depreciation expense of $34,452 and $0 for the nine months ending September 30, 2023 and September 30, 2022, respectively.

INTANGIBLE ASSETS

The Company has applied the provisions of ASC topic 350 - Intangible - goodwill and other, in accounting for its intangible assets.  Intangible assets are being amortized on a straight-line method on the basis of a useful life of 5 to 17 years.  The balance at September 30, 2023 and December 31, 2022 was $190,000 and $190,000, respectively.

	September 30, 2023	December 31, 2022
Intellectual property	$260,000	$260,000
Less: Accumulated amortization and impairment	70,000	70,000
Totals	$190,000	$190,000

IMPAIRMENT OF LONG- LIVED ASSETS

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable.  The assets are subject to impairment consideration under FASB ASC 360-10-35-17 if events or circumstances indicate that their carrying amount might not be recoverable.  When the Company determines that an impairment analysis should be done, the analysis will be performed using the rules of FASB ASC 930-360-35, Asset Impairment, and 360-0 through 15-5, Impairment or Disposal of Long- Lived Assets.

DERIVATIVE LIABILITIES

Derivative liabilities include the fair value of instruments such as common stock warrants, preferred stock warrants and convertible features of notes, that are initially recorded at fair value and are required to be re-measured to fair value at each reporting period under provisions of ASC 480, Distinguishing Liabilities from Equity, or ASC 815, Derivatives and Hedging. The change in fair value of the instruments is recognized as a component of other income (expense) in the Company’s statements of operations until the instruments settle, expire or are no longer classified as derivative liabilities. The Company estimates the fair value of these instruments using the Black-Scholes pricing model. The significant assumptions used in estimating the fair value include the exercise price, volatility of the stock underlying the instrument, risk-free interest rate, estimated fair value of the stock underlying the instrument and the estimated life of the instrument.  At September 30, 2023 and December 31, 2022, the Company had $2,426,686 and $1,882,093 derivative liability, respectively.

INCOME TAXES

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

NET INCOME (LOSS) PER COMMON SHARE

Net income (loss) per share is calculated in accordance with FASB ASC 260, “Earnings Per Share.”  The weighted-average number of common shares outstanding during each year is used to compute basic earning or loss per share.  Diluted earnings or loss per share is computed using the weighted average number of shares and diluted potential common shares outstanding.  Dilutive potential common shares are additional common shares assumed to be exercised.

Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding at September 30, 2023 and at December 31, 2022.  At September 30, 2023 and December 31, 2022, the Company had no dilutive potential common shares.

SHARE-BASED EXPENSE

ASC 718, Compensation - Stock Compensation, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the consolidated financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, Equity - Based Payments to Non-Employees. Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Share-based expense was $0 and $0 for the nine months ending September 30, 2023 and 2022, respectively.

COMMITMENTS AND CONTINGENCIES

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no known commitments or contingencies as of September 30, 2023 and December 31, 2022.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company has reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). The new ASU addresses issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options. This amendment is effective for all entities, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact this new guidance will have on its financial statements.

NOTE 3 - DIGITAL ASSETS

The Company accounts for its digital assets as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles-Goodwill and Other.  The Company’s digital assets are initially recorded at cost. Subsequently, they are measured at cost, net of any impairment losses incurred since acquisition.

CRYPTO ACCOUNTING

There is currently no specific definitive guidance under US GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could have an effect on the Company’s consolidated financial position and results from operations.

CRYPTO ASSETS HELD

Crypto assets are considered indefinite-lived intangible assets under applicable accounting rules and are initially measured at cost and are not amortized. Accordingly, any decrease in their fair values below our carrying values for such assets at any time subsequent to their acquisition will require us to recognize impairment charges, whereas we may make no upward revisions for any market price increases until a sale. As the Company utilizes crypto assets within its Proof-of-Stake Pools and or ATMs, the balances turnover frequently, and the Company anticipates converting it to cash within a year, the Company has classified crypto assets held as current assets in the condensed consolidated balance sheets. The Company assigns costs to transactions on a first-in, first-out basis.

CRYPTO ASSET BORROWINGS

The Company borrows crypto assets. Such crypto assets borrowed by the Company are reported in crypto assets held on the Company’s condensed consolidated balance sheets as well as liability measured at the fair value on the date of the borrowing. The borrowings are accounted for as hybrid instruments, with a liability host contract that contains an embedded derivative based on the changes in the fair value of the underlying crypto asset. The host contract is not accounted for as a debt instrument because it is not a financial liability and is carried at the fair value of the assets acquired and reported in crypto asset borrowings in the condensed consolidated balance sheets. The embedded derivative is accounted for at fair value, with changes in fair value recognized in other non-operating expenses in the condensed consolidated statements of operations and comprehensive income. The embedded derivatives are included in crypto asset borrowings in the condensed consolidated balance sheets. The term of these borrowings can either be for a fixed term of less than one year or can be open-ended and repayable at the option of the Company or the lender. These borrowings bear a fee payable by the Company to the lender, which is based on a percentage of the amount borrowed and is denominated in the related crypto asset borrowed. The borrowing fee is recognized on an accrual basis and is included in other non-operating expenses in the condensed consolidated statements of operations and comprehensive income.

We determine the fair value of our digital assets on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted prices on the active exchange(s) that we have determined is the principal market for such assets (Level 1 inputs). We perform an analysis each quarter to identify whether events or changes in circumstances, principally decreases in the quoted prices on active exchanges, indicate that it is more likely than not that our digital assets are impaired. In determining if an impairment has occurred, we consider the lowest market price of one unit of digital asset quoted on the active exchange since acquiring the digital asset. If the then current carrying value of a digital asset exceeds the fair value so determined, an impairment loss has occurred with respect to those digital assets in the amount equal to the difference between their carrying values and the price determined.

As of December 31, 2022, the Company sold all of it’s Bitcoin holdings.

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

The Company has capitalized costs for equipment as follows:

	September 30, 2023	December 31, 2022
Property, plant and equipment	$222,681	$222,681
Accumulated depreciation	118,890	84,438
Property, plant and equipment, net accumulated depreciation	$103,791	$138,243

Depreciation expense for the nine months ended September 30, 2023 and 2022 was $34,452, and $0, respectively.  An accounting adjustment was made for the consolidation of property, plant and equipment.

NOTE 5 - INTANGIBLE PROPERTY

In March of 2019, the Company purchased the rights in the amount of $260,000 to and further developed the Intellectual Property below:

•SKULLYS®

•DNATags®

The Company recorded the property and intangibles as an intangible asset.  The valuation of the properties was booked at Fair Market Value.

In January of 2022 the Company determined DNATags carried no value and fully impaired the intangible asset.

NOTE 6 - CONVERTIBLE NOTES PAYABLE

The following table represents the convertible notes payable at September 30, 2023 and December 31, 2022.

Date of Note Issuance	September 30, 2023	December 31, 2022	Maturity Date	Conversion Terms	Name of Noteholder
2/14/17	2,800	2,800	8/14/17	See Footnote 1	Joseph Canouse
8/21/18	5,000	5,000	8/21/19	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
10/11/18	5,000	5,000	10/11/19	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
11/16/18	5,000	5,000	11/15/19	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
12/11/18	5,000	5,000	12/10/19	See Footnote 1	Carpathia, LLC, Manager Joseph Canouse
1/10/19	5,000	5,000	1/10/20	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
2/6/19	5,000	5,000	2/6/20	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
2/11/19	5,000	5,000	2/11/20	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
4/17/19	5,000	5,000	4/17/20	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
5/8/19	5,000	5,000	5/8/20	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
7/31/19	5,000	5,000	7/31/20	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
10/21/19	5,000	5,000	10/21/20	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
11/13/19	6,250	6,250	11/13/20	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
12/16/19	30,000	30,000	11/10/20	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
1/13/21	5,000	5,000	1/13/22	See Footnote 1	Carpathia, LLC, Manager Joseph Canouse
2/10/21	27,000	27,000	2/10/22	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
2/12/21	15,000	15,000	2/12/22	See Footnote 1	World Market Ventures, Chad Curtis, Manager
2/19/21	27,000	27,000	2/19/22	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
3/5/21	104,000	104,000	3/5/22	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
3/12/21	104,000	104,000	3/12/22	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
3/19/21	104,000	104,000	3/19/22	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
4/9/21	37,000	37,000	4/9/22	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
4/21/21	52,000	52,000	4/21/22	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
5/10/21	104,000	104,000	5/10/22	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
5/27/21	156,000	156,000	5/27/22	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
6/18/21	104,000	104,000	6/18/22	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
8/3/21	104,000	104,000	8/3/22	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager

Date of Note Issuance	September 30, 2023	December 31, 2022	Maturity Date	Conversion Terms	Name of Noteholder
10/5/21	15,000	15,000	10/5/22	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
10/20/21	100,000	100,000	10/20/22	See Footnote 1	Carpathia, LLC, Manager Joseph Canouse
12/17/21	75,000	75,000	12/17/22	See Footnote 1	Carpathia, LLC, Manager Joseph Canouse
12/30/21	50,000	50,000	12/30/22	See Footnote 1	Carpathia, LLC, Manager Joseph Canouse
3/7/22	100,000	100,000	3/7/23	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
5/13/22	50,000	50,000	5/13/23	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
10/06/22	38,500	38,500	10/06/23	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
10/27/22	16,500	16,500	10/27/23	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
12/1/22	30,000	30,000	12/1/23	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
12/22/22	49,500	49,500	12/22/23	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
2/9/23	25,000	25,000	2/9/24	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
3/10/23	20,000	20,000	3/10/24	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
4/3/23	25,000	25,000	4/3/24	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
5/8/23	20,000	20,000	5/8/24	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
6/9/23	20,000	20,000	6/9/24	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
6/28/23	15,000	15,000	6/28/24	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
7/19/23	30,000	30,000	7/19/24	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
8/23/23	25,000	25,000	8/23/24	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
9/28/23	25,000	25,000	9/28/24	See Footnote 1	JP Carey Enterprises, Inc. Joseph Canouse, Manager
Sub-totals	$ 1,766,550	$ 1,561,550
Less: Debt Discount	(80,777)	(102,673)
Total Convertible Notes	$ 1,658,773	$ 1,458,877

Footnote 1 - Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion

NOTE 7 - ACCRUED INTEREST

The Company’s accrued interest consisted of the following:

	September 30, 2023	December 31, 2022
Carpathia, LLC	$41,344	$22,945
Joseph Canouse	5,093	4,509
JP Carey, LLC	362,514	237,553
Machiavelli LTD, LLC	8,255	5,562
World Market Ventures	4,734	3,388
Total Accrued Interest	$421,940	$273,957

NOTE 8 - EXTINGUISHMENT OF DEBT

During January 2022, the Company entered into a settlement agreement with Oscaleta Partners LLC for the cancellation of Seventy-Six Thousand Five Hundred Seventy-Four dollars ($76,574) in certain convertible notes payable and accrued interest.  The cancellation included $26,074 in accrued interest and the associated derivative liability of $39,911.

The Company evaluated the cancellation under ASC 470-50, “Debt - Modification and Extinguishment”, and concluded that the cancellation resulted in significant changes to the economic substance of the debt and thus resulted in an extinguishment of the debt of $76,547 for the period ending December 31, 2022.

NOTE 9 - RELATED PARTY TRANSACTIONS

EMPLOYMENT and BOARD OF DIRECTOR AGREEMENTS

The Company has employment and board of director agreements with its key employees, the controlling shareholders, who are its officers and directors of the Company.

•Mr. Franjose Yglesias

Employment Agreement: Five (5) year contract, annual salary of $150,000.

Directors Agreement: Five (5) year contract, annual salary of $150,000.

•Mr. Marc Williams

Employment Agreement: Five (5) year contract, annual salary of $150,000.

Directors Agreement: Five (5) year contract, annual salary of $150,000.

•Mr. Kevin Jodrey

Employment Agreement: Five (5) year contract, annual salary of $150,000.

Directors Agreement: Five (5) year contract, annual salary of $150,000.

Amounts included in accruals represent amounts due to the officers and directors for corporate obligations under the abovementioned agreements.  Payments on behalf of the Company and accruals made under contractual obligation are accrued.  As of September 30, 2023, and December 31, 2022 accrued expenses were $480,800 and $388,445, respectively.

NOTE PAYABLE

In support of the Company’s efforts and cash requirements, it has relied on advances from the Chief Executive Officer s until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support.  All advances made in support of the Company are formalized by demand notes, at a 0.00% annual interest rate.

For the period ended September 30, 2023 and the year ended December 31, 2022 the balance of notes payable-related party was $68,731 and $63,886, respectively.

NOTE 10 - STOCKHOLDERS’ DEFICIENCY

At September 30, 2023 and December 31, 2022, there are 11,762,403,124 and 11,762,403,124 shares of Common stock par value $0.00001, outstanding, respectively.

On December 31, 2021 the Company issue Mr. Franjosé Yglesias 500,000,000 of Preferred A stock for compensation.

Preferred “A” Stock has Voting Right Conversion Rate 1 X 1,000.

At September 30, 2023 and December 31, 2022 there are 500,000,000 shares authorized of Preferred “A” Stock, par or stated value: $0.001.  Total Shares Issued & Outstanding:500,000,000, respectively.

As of the date of this filing, there are 500,000,000 shares authorized of Preferred “A” Stock, par or stated value $0.001, with 350,000,000 shares issued and outstanding.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

From time to time the Company may be a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 12 - SUBSEQUENT EVENTS

In accordance with ASC 855-10, the company has analyzed its operations subsequent to September 30, 2023, through the date these financial statements were issued (date of filing with the OTC Markets) and has determined that it does not have any material subsequent events to disclose in these financial statements other than the events discussed below.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of

Santo Mining Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Santo Mining Corp (the "Company") as of December 31, 2022, and 2021, and the related statements of operations, changes in shareholders' equity and cash flows, for the years ended December 31, 2022, and 2021 and the related notes collectively referred to as the "financial statements”. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022, and 2021, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming the company will continue as a going concern as disclosed in Note 2 to the financial statement, the Company has continuously incurred a net loss of $(19,494) for the year ended December 31, 2022, a working capital deficit of ($4,155,861) and an accumulated deficit of $(6,331,829) at December 31, 2022. The continuation of the Company as a going concern through December 31, 2022, is dependent upon improving profitability and the continuing financial support from its stockholders. Management believes the existing shareholders or external financing will provide additional cash to meet the Company’s obligations as they become due. These factors raise substantial doubt about the company ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole and we are not, by communicating the critical audit matters, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate. As of December 31, 2022, there are no critical audit matters to be communicated.

/s/ OLAYINKA OYEBOLA & CO.

OLAYINKA OYEBOLA & CO.

(Chartered Accountants)

We have served as the Company's auditor since March 2022.

January 19th, 2024.

Lagos Nigeria

SANTO MINING CORP.

d/b/a SANTO BLOCKCHAIN LABS CORP.

Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$26,842	$10,150
Total Current Assets	26,842	10,150

Digital assets, net	-	242,576
Property, plant and equipment, net	138,243	92,080
Intangible assets, net	190,000	260,000
TOTAL ASSETS	$355,085	$604,806

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	115,445	40,443
Accrued compensation	388,445	298,164
Accrued interest	273,957	155,049
Convertible note payable	1,458,877	1,175,578
Note payable, related party	63,886	85,573
Derivative liability	1,882,093	2,515,080
Total Current Liabilities	4,182,703	4,269,887
TOTAL LIABILITIES	4,182,703	4,269,887
Stockholders’ Deficit
Preferred stock Series A: 500,000,000 shares authorized; $0.001 par value. 500,000,000 and 500,000,000 shares issued and outstanding, respectively	500,000	500,000
Common stock: 20,000,000,000 authorized; $0.00001 par value 11,762,403,124 and 11,042,530,916 shares issued and outstanding, respectively	117,624	110,425
Additional paid-in capital	1,886,587	2,036,829
Accumulated deficit	(6,331,829)	(6,312,335)
Total Stockholders’ Deficit	(3,827,618)	(3,665,081)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$355,085	$604,806

The accompanying notes are an integral part of these consolidated audited financial statements.

SANTO MINING CORP.

d/b/a SANTO BLOCKCHAIN LABS CORP.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2022	2021

Revenues	$-	$127,725

Operating Expenses
Professional fees	4,664	195,032
Selling, general and administrative expense	496,347	557,556
Rent expense	28,292	34,500
Depreciation and amortization	40,193	121,124
Total operating expenses	569,496	908,212

Net loss from operations	(569,496)	(780,487)

Other income (expense)
Interest expense	(173,575)	(189,271)
Interest expense related to derivative liability	(385,799)	(969,028)
Loss on deposit	---	(14,063)
Realized gain (loss) on sale of crypto	3,936	130,777
Gain on extinguishment of debt	76,547	911,660
Loss on disposal of intangible asset	(70,000)	-
Change in derivative	1,098,893	465,993
Income taxes	---	---

Net income (loss)	$(19,494)	$(444,419)

Basic and diluted loss per share	$0.00	$0.00

Weighted average number of shares outstanding	11,230,693,440	10,358,941,029

The accompanying notes are an integral part of these consolidated audited financial statements.

SANTO MINING CORP.

d/b/a SANTO BLOCKCHAIN LABS CORP.

Consolidated Statement of Stockholders’ Deficit

For the Period Ended December 31, 2022

(Audited)

	Preferred Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2020	150,000,000	$150,000	9,326,965,016	$93,270	$2,672,477	$(5,909,241)	$(2,993,495)
Shares issued for debt conversion	---	---	1,715,565,900	17,156	276,347	---	293,503
Paid-in Capital derivative liability	---	---	---	---	(911,995)	---	(911,995)
Issued preferred A stock for services	350,000,000	350,000	---	---	---	---	350,000
Net loss						(403,094)	(403,094)
Balance, December 31, 2021	500,000,000	$500,000	11,042,530,916	$110,425	$2,036,829	$(6,312,335)	$(3,665,081)
Shares issued for debt conversion	---	---	719,872,208	7,199	65,664	---	72,863
Paid-in capital derivative liability	---	---	---	---	(215,906)	---	(215,906)
Net income						(19,494)	(19,494)
Balance, December 31, 2022	500,000,000	$500,000	11,762,403,124	$117,624	$1,886,587	$(6,331,829)	$(3,827,618)

The accompanying notes are an integral part of these consolidated audited financial statements.

SANTO MINING CORP.

d/b/a SANTO BLOCKCHAIN LABS CORP.

Consolidated Statements of Cash Flows

		For the Years Ended December 31,
		2022		2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)		$(19,494)		$(444,419)
Adjustment to reconcile net loss to net cash provided in operations:
Change in fair market value of derivatives		(1,098,893)		(465,993)
Amortization of debt discount		385,799		969,028
Depreciation and amortization		40,193		32,923
Gain on extinguishment of debt		(76,547)		(911,660)
Digital asset impairment losses		70,000		88,201
Stock issued for services		----		350,000
Change in assets and liabilities:
Accounts payable and accrued expenses		75,002		----
Accrued compensation		90,281		(585,236)
Accrued interest		118,908		(160,404)
Deposits		----		4,200
Net Cash (used in) provided by operating activities		(414,751)		(1,123,360)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale (purchase) of digital assets		242,576		(330,777)
Property, plant and equipment, net		(46,163)		(119,342)
Net Cash Used in investing activates		196,413		(450,119)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (payments) notes payable, related party		(21,687)		64,600
Proceeds (payments) convertible notes payable		283,299		696,370
Stock issued to reduce debt		(66,496)		293,503
Paid-in capital adjusted for derivative liability		39,914		528,801
Net Cash provided by financing activates		235,030		1,583,274

Net change in cash and cash equivalents		16,692		9,795
Cash and cash equivalents Beginning of period		10,150		355
Cash and cash equivalents End of period		$26,842		$10,150

Supplemental cash flow information
Cash paid for interest	$	----	$	----
Cash paid for taxes	$	----	$	----

The accompanying notes are an integral part of these consolidated audited financial statements.

SANTO MINING CORP.

d/b/a SANTO BLOCKCHAIN LABS CORP.

Notes to the Consolidated Financial Statements

NOTE 1 - NATURE OF OPERATIONS

Corporate History

The Company was incorporated in the State of Nevada on July 8, 2009 as Santa Pita Corp to operate an internet portal for dentists and patients to access dental information, as well as a teeth-whitening business.

On July 30, 2012 the Company redirected its focus toward precious metal exploration and mining. Mineral exploration began with a mineral claim acquisition agreement (the “Acquisition Agreement”), with GEXPLO, SRL (the “Vendor”) and the Company, whereby the Company agreed to acquire from the Vendor a one hundred percent (100%) interest in a claim (“the Claim”) located in the Dominican Republic. The owner of the Vendor, Alain French, became President, Chief Executive Officer, Secretary, Treasurer and Director on the acquisition closing date. The Company was renamed Santo Mining Corp.

The Company also has three subsidiaries: (1) Cathay International LLC, a Florida corporation specializing in administration, logistics, and an Asian to USA interoperability; (2) Santo Blockchain Labs Corp. a Wyoming corporation leveraging the blockchain and crypto-asset states laws of the State of Wyoming; and (3) Santo Blockchain Labs of Colombia S.A.S., El Poblado, Medellin, Antioquia, Republic of Colombia.

Nature of Business

Santo Blockchain Labs is a leading “BaaS” Blockchain as a service software development company delivering tailor-made digital solutions to businesses worldwide. Our team of full-stack developers, designers and innovators based in Medellin Colombia, has designed, and developed multiple digital solutions. As a close-knit team of blockchain full-stack developers, we undertake collaborative research and development to create next-gen applications and solutions perfectly suited to the evolving blockchain space.

As a technology pioneer with deep knowledge and expertise in blockchain and related technologies, Santo Blockchain Labs, believes in helping companies overcome their most complex tech challenges and drive business growth.

Our motto, “blockchain for everyday life” reflects our business philosophy.

Our Products

Blockchain as a service involves the third-party installation and maintenance of blockchain networks for a company’s technologies. Given that any company can tap into blockchain networks, BaaS companies essentially serve as blockchain services companies or blockchain infrastructure providers.

Based on the software-as-a-service model, BaaS software helps businesses develop and host blockchain apps and smart contracts in cloud-based blockchain ecosystems. In other words, BaaS makes blockchain capabilities more accessible and usable in a business.

For many companies, pairing cloud services with blockchain as a service could be enormously valuable. The personalized flexibility of BaaS technology allows businesses to combat pain points by tailoring integrations. Whether it’s acting as a smart contracts platform for a real estate company or a payment processing service for a retailer, blockchain as a service is making waves across a variety of industries.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenue sufficient to cover its operating cost and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management’s plan to obtain such resources for the Company includes obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses.  However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations.  However, there is no assurance that the Company will attain profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany accounts and transactions have been eliminated.

BASIS OF PRESENTATION AND USE OF ESTIMATES

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION OF PRIOR PERIOD PRESENTATION

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

FISCAL YEAR END

The Company elected December 31, as its fiscal year ending date.

USE OF ESTIMATES

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of Nine months or less at the date of acquisition to be cash equivalents.  Cash and cash equivalents at December 31, 2022 and December 31, 2021 were $26,842 and $10,150, respectively.

CASH FLOWS REPORTING

The Company follows ASC 230, Statement of Cash Flows, for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by ASC 230, Statement of Cash Flows, to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period.

FOREIGN CURRENCY TRANSLATION

The functional currency of our wholly owned subsidiaries is the currency of the primary economic environment in which the Company operates. Assets and liabilities denominated in currencies other than the functional currency are remeasured using the current exchange rate for monetary accounts and historical exchange rates for nonmonetary accounts, with exchange differences on remeasurement included in comprehensive income in our condensed consolidated statements of operations and comprehensive income. Our foreign subsidiaries that utilize foreign currency as their functional currency translate such currency into U.S. dollars using (i) the exchange rate on the balance sheet dates for assets and liabilities, (ii) the average exchange rates prevailing during the period for revenues and expenses, and (iii) historical exchange rates for equity. Any translation adjustments resulting from this process are shown separately as a component of accumulated other comprehensive loss within shareholders’ deficit in the condensed consolidated balance sheets.

RELATED PARTIES

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

REVENUE RECOGNITION

In May 2014, the Financial Accounting Standards Board (FASB) issued Topic 606, which supersedes the prior revenue recognition standard (Topic 605). Under Topic 606, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. In addition, this standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Topic 606 also includes Subtopic 340-40, Other Assets and Deferred Costs-Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. The Company adopted Topic 606 effective January 1, 2019.

The Company derives its revenues primarily from two sources: (i) point of sale transactions of crypto assets at ATMs and (ii) customized investor trading services for the sale or purchase of crypto assets. Revenues are recognized at the point of sale of these services to our customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. The Company determines revenue recognition through the following steps:

•Identification of the contract, or contracts, with a customer

•Identification of the performance obligations in the contract

•Determination of the transaction price

•Allocation of the transaction price to the performance obligations in the contract

•Recognition of revenue when, or as, we satisfy a performance obligation.

Judgment is required in determining whether the Company is the principal or the agent in transactions between customers. The Company evaluates the presentation of revenue on a gross or net basis based on whether it controls the crypto asset provided before it is transferred to the customer (gross) or whether it acts as an agent by arranging for other customers on the platform to provide the crypto asset to the customer (net). As the Company controls the crypto asset being provided before it is transferred to the customer and establishes the price for the crypto assets, whether selling through ATMs or over the telephone, the Company is the principal in these transactions; the Company records these transactions on a gross basis.

The Company recognizes revenue when performance obligations identified under the terms of contracts with its customers are satisfied. The Company considers its performance obligation satisfied, and recognizes revenue, at the point in time the transaction is processed. Contracts with customers are usually open-ended and can be terminated by either party without a termination penalty. Therefore, contracts are defined at the transaction level and do not extend beyond the service already provided. The Company’s revenue associated with ATM and over the counter services are recognized at a point in time when the crypto asset is delivered to the customer. The Company controls the service as it is primarily responsible for fulfilling the service and has discretion in establishing pricing with its customers.

The Company also generates revenue from operating Crypto ATM Franchises in Latin America. The Company’s service is comprised of maintaining ATMs and POS terminals to facilitate the exchange of crypto assets and cash, and vice-versa in some cases, by our franchises, customers with their counter parties. The Company does not control the service in this case as it is not responsible for fulfilling the exchange contract and does not establish pricing at these ATMs and POS terminals. This revenue is recognized on a net basis.

COST OF REVENUES

Cost of revenues consists primarily of expenses related to the acquisition of crypto assets (including the costs to purchase crypto assets). The Company assigns the costs of crypto assets sold in its revenue transactions on a first-in, first-out basis.

Additionally, cost of revenues includes the costs of operating the ATMs from which some of the crypto assets are sold (including the associated rent expense, related incentives, ATM cash losses, software licensing fees for the ATMs, depreciation, insurance, and utilities) and fees paid to service the ATM machines and transport cash to the banks.

CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities, accounts receivable and restricted cash. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high credit-quality financial institutions in bank deposits, money market funds, U.S. government securities and other investment grade debt securities that have strong credit ratings. The Company has established guidelines relative to diversification of its cash and marketable securities and their maturities that are intended to secure safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates and changes in the Company’s operations and financial position. Although the Company may deposit its cash and cash equivalents with multiple financial institutions, its deposits, at times, may exceed federally insured limits.

The Company’s revenues are generated primarily from franchising and operating Crypto ATM services to customers located Latin America and the Caribbean. No single customer of the ATM network is responsible for over 1% of revenue. Also, as the Company collects all amounts from these customers and holds $0 in accounts receivable from its ATM or over the counter customers, there is no credit risk associated with customer concentration for these customers.

FINANCIAL INSTRUMENTS

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities

•Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2022. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

PROPERTY, PLANT AND EQUIPMENT

Furniture and equipment are stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives.  Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment at least Annual or whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  The Company recognized depreciation expense of $40,193 and $121,124 for the periods ending December 31, 2022 and December 31, 2021, respectively.

INTANGIBLE ASSETS

The Company has applied the provisions of ASC topic 350 - Intangible - goodwill and other, in accounting for its intangible assets.  Intangible assets are being amortized on a straight-line method on the basis of a useful life of 5 to 17 years.  The balance at December 31, 2022 and December 31, 2021 was $190,000 and $260,000, respectively.

	December 31, 2022	December 31, 2021
Intellectual property	$260,000	$260,000
Less: Accumulated amortization and impairment	70,000	----
Totals	$190,000	$190,000

IMPAIRMENT OF LONG- LIVED ASSETS

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable.  The assets are subject to impairment consideration under FASB ASC 360-10-35-17 if events or circumstances indicate that their carrying amount might not be recoverable.  When the Company determines that an impairment analysis should be done, the analysis will be performed using the rules of FASB ASC 930-360-35, Asset Impairment, and 360-0 through 15-5, Impairment or Disposal of Long- Lived Assets.

DERIVATIVE LIABILITIES

Derivative liabilities include the fair value of instruments such as common stock warrants, preferred stock warrants and convertible features of notes, that are initially recorded at fair value and are required to be re-measured to fair value at each reporting period under provisions of ASC 480, Distinguishing Liabilities from Equity, or ASC 815, Derivatives and Hedging. The change in fair value of the instruments is recognized as a component of other income (expense) in the Company’s statements of operations until the instruments settle, expire or are no longer classified as derivative liabilities. The Company estimates the fair value of these instruments using the Black-Scholes pricing model. The significant assumptions used in estimating the fair value include the exercise price, volatility of the stock underlying the instrument, risk-free interest rate, estimated fair value of the stock underlying the instrument and the estimated life of the instrument.  At December 31, 2022 and December 31, 2021, the Company had $1,882,093 and $2,515,080 derivative liability, respectively.

INCOME TAXES

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

NET INCOME (LOSS) PER COMMON SHARE

Net income (loss) per share is calculated in accordance with FASB ASC 260, “Earnings Per Share.”  The weighted-average number of common shares outstanding during each year is used to compute basic earning or loss per share.  Diluted earnings or loss per share is computed using the weighted average number of shares and diluted potential common shares outstanding.  Dilutive potential common shares are additional common shares assumed to be exercised.

Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding at December 31, 2022 and at December 31, 2021.  At December 31, 2022 and December 31, 2021, the Company had no dilutive potential common shares.

SHARE-BASED EXPENSE

ASC 718, Compensation - Stock Compensation, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the consolidated financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, Equity - Based Payments to Non-Employees. Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Share-based expense was $350,000 for the period ending December 31, 2022, and $0 for the period ending December 31, 2021.

COMMITMENTS AND CONTINGENCIES

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no known commitments or contingencies as of December 31, 2022 and December 31, 2021.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company has reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). The new ASU addresses issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options. This amendment is effective for all entities, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact this new guidance will have on its financial statements.

NOTE 3 - DIGITAL ASSETS

The Company accounts for its digital assets as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles-Goodwill and Other.  The Company’s digital assets are initially recorded at cost. Subsequently, they are measured at cost, net of any impairment losses incurred since acquisition.

CRYPTO ACCOUNTING

There is currently no specific definitive guidance under US GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could have an effect on the Company’s consolidated financial position and results from operations.

CRYPTO ASSETS HELD

Crypto assets are considered indefinite-lived intangible assets under applicable accounting rules and are initially measured at cost and are not amortized. Accordingly, any decrease in their fair values below our carrying values for such assets at any time subsequent to their acquisition will require us to recognize impairment charges, whereas we may make no upward revisions for any market price increases until a sale. As the Company utilizes crypto assets within its Proof-of-Stake Pools and or ATMs, the balances turnover frequently, and the Company anticipates converting it to cash within a year, the Company has classified crypto assets held as current assets in the condensed consolidated balance sheets. The Company assigns costs to transactions on a first-in, first-out basis.

CRYPTO ASSET BORROWINGS

The Company borrows crypto assets. Such crypto assets borrowed by the Company are reported in crypto assets held on the Company’s condensed consolidated balance sheets as well as liability measured at the fair value on the date of the borrowing. The borrowings are accounted for as hybrid instruments, with a liability host contract that contains an embedded derivative based on the changes in the fair value of the underlying crypto asset. The host contract is not accounted for as a debt instrument because it is not a financial liability and is carried at the fair value of the assets acquired and reported in crypto asset borrowings in the condensed consolidated balance sheets. The embedded derivative is accounted for at fair value, with changes in fair value recognized in other non-operating expenses in the condensed consolidated statements of operations and comprehensive income. The embedded derivatives are included in crypto asset borrowings in the condensed consolidated balance sheets. The term of these borrowings can either be for a fixed term of less than one year or can be open-ended and repayable at the option of the Company or the lender. These borrowings bear a fee payable by the Company to the lender, which is based on a percentage of the amount borrowed and is denominated in the related crypto asset borrowed. The borrowing fee is recognized on an accrual basis and is included in other non-operating expenses in the condensed consolidated statements of operations and comprehensive income.

We determine the fair value of our digital assets on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted prices on the active exchange(s) that we have determined is the principal market for such assets (Level 1 inputs). We perform an analysis each quarter to identify whether events or changes in circumstances, principally decreases in the quoted prices on active exchanges, indicate that it is more likely than not that our digital assets are impaired. In determining if an impairment has occurred, we consider the lowest market price of one unit of digital asset quoted on the active exchange since acquiring the digital asset. If the then current carrying value of a digital asset exceeds the fair value so determined, an impairment loss has occurred with respect to those digital assets in the amount equal to the difference between their carrying values and the price determined.

On Mach 1, 2021, the Company purchased approximately 153,850 Cardano ADA with $200,000 in cash.  On October 26, 2021 the Company converted 153,850 Cardano ADA to $USD in the amount of $330,777. The Company simultaneously purchased 5.24777097 Bitcoin at $$63,032 per coin. As of December 31, 2022, the Company sold all of it’s Bitcoin holdings. As of December 31, 2021, the carrying value of the Company’s approximately 5.24777097 Bitcoin was $242,576, which reflects cumulative impairments of $88,201. The fair market value of such digital assets held as of December 31, 2022, was $0.

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

The Company has capitalized costs for equipment as follows:

	December 31, 2022	December 31, 2021
Property, plant and equipment	$222,681	$136,080
Accumulated depreciation	84,438	44,245
Property, plant and equipment, net accumulated depreciation	$138,243	$92,080

Depreciation expense for the periods ended December 31, 2022 and 2021 was $40,193, and $32,923, respectively.  An accounting adjustment was made for the consolidation of property, plant and equipment.

NOTE 5 - INTANGIBLE PROPERTY

In March of 2019, the Company purchased the rights in the amount of $260,000 to and further developed the Intellectual Property below:

•SKULLYS®

•DNATags®

The Company recorded the property and intangibles as an intangible asset.  The valuation of the properties was booked at Fair Market Value.

In January of 2022 the Company determined DNATags carried no value and fully impaired the intangible asset.

NOTE 6 - CONVERTIBLE NOTES PAYABLE

The following table represents the convertible notes payable at December 31, 2022:

Date of Note Issuance	December 31, 2022	December 31, 2021	Maturity Date	Conversion Terms	Name of Noteholder
1/20/2017	0	4,300	7/20/2017	Lowest of 75% of issuance day price or 60% lowest bid price in 30 days prior to conversion	Joseph Canouse
2/14/17	2,800	3,500	8/14/17	Lowest of 75% of issuance day price or 60% lowest bid price in 30 days prior to conversion	Joseph Canouse
3/20/17	0	10,000	9/14/17	Lowest of 75% of issuance day price or 60% lowest bid price in 30 days prior to conversion	Machiavelli LTD, LLC, Joseph Canouse, Manager
6/2/17	0	10,000	12/2/17	Lowest of 75% of issuance day price or 60% lowest bid price in 30 days prior to conversion	Machiavelli LTD, LLC, Joseph Canouse, Manager
8/22/17	0	10,000	2/22/18	Lowest of 75% of issuance day price or 60% lowest bid price in 30 days prior to conversion	Machiavelli LTD, LLC, Joseph Canouse, Manager
1/22/18	0	22,000	7/22/18	Lowest of 75% of issuance day price or 60% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
8/17/18	0	15,000	8/17/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
8/20/18	0	5,500	8/20/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
8/21/18	5,000	5,000	8/21/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
10/11/18	5,000	5,000	10/11/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
10/12/18	0	5,000	10/12/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
11/16/18	5,000	5,000	11/15/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
11/20/18	0	5,000	11/19/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
12/11/18	5,000	5,000	12/10/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Carpathia, LLC, Manager Joseph Canouse
12/12/18	0	5,000	12/11/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
1/10/19	5,000	5,000	1/10/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
2/6/19	5,000	5,000	2/6/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
2/11/19	5,000	5,000	2/11/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
4/9/19	0	5,000	4/9/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager

Date of Note Issuance	December 31, 2022	December 31, 2021	Maturity Date	Conversion Terms	Name of Noteholder
4/17/19	5,000	5,000	4/17/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
5/1/19	0	5,000	5/1/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
5/8/19	5,000	5,000	5/8/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
7/31/19	5,000	5,000	7/31/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
10/21/19	5,000	5,000	10/21/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
11/13/19	6,250	6,250	11/13/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
12/16/19	30,000	30,000	11/10/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
1/13/21	5,000	5,000	1/13/22	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Carpathia, LLC, Manager Joseph Canouse
2/10/21	27,000	27,000	2/10/22	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
2/12/21	15,000	15,000	2/12/22	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	World Market Ventures, Chad Curtis, Manager
2/19/21	27,000	27,000	2/19/22	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
3/5/21	104,000	104,000	3/5/22	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
3/12/21	104,000	104,000	3/12/22	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
3/19/21	104,000	104,000	3/19/22	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
4/9/21	37,000	37,000	4/9/22	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
4/21/21	52,000	52,000	4/21/22	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
5/10/21	104,000	104,000	5/10/22	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
5/27/21	156,000	156,000	5/27/22	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
6/18/21	104,000	104,000	6/18/22	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
8/3/21	104,000	104,000	8/3/22	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
10/5/21	15,000	15,000	10/5/22	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager

Date of Note Issuance	December 31, 2022	December 31, 2021	Maturity Date	Conversion Terms	Name of Noteholder
10/20/21	100,000	100,000	10/20/22	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Carpathia, LLC, Manager Joseph Canouse
12/17/21	75,000	75,000	12/17/22	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Carpathia, LLC, Manager Joseph Canouse
12/30/21	50,000	50,000	12/30/22	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Carpathia, LLC, Manager Joseph Canouse
3/7/22	100,000	0	3/7/23	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
5/13/22	50,000	0	5/13/23	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
10/06/22	38,500	0	10/06/23	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
10/27/22	16,500	0	10/27/23	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
12/1/22	30,000	0	12/1/23	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
12/22/22	49,500	0	12/22/23	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey Enterprises, Inc. Joseph Canouse, Manager
Sub-totals	$ 1,561,550	$ 1,379,550
Less: Debt Discount	(102,673)	(203,972)
Total Convertible Notes	$ 1,458,877	$ 1,175,578

NOTE 7 - ACCRUED INTEREST

The Company’s accrued interest consisted of the following:

	December 31, 2022	December 31, 2021
Carpathia, LLC	$22,945	$23,105
Joseph Canouse	4,509	3,729
JP Carey, LLC	237,553	96,611
Machiavelli LTD, LLC	5,562	1,963
Oscaleta Partners, LLC	-	26,047
Trillium Partners LP	-	2,006
World Market Ventures	3,388	1,588
Total Accrued Interest	$273,661	$155,049

NOTE 8 - EXTINGUISHMENT OF DEBT

On December 31, 2021, the Company entered into a settlement agreement with Oscaleta Partners LLC for the cancellation of Two Hundred Eighty Thousand dollars ($280,000) in certain convertible notes payable. The cancellation also included $83,194 in accrued interest and the associated derivative liability of $548,466.

During January 2022, the Company entered into a settlement agreement with Oscaleta Partners LLC for the cancellation of Seventy-Six Thousand Five Hundred Seventy-Four dollars ($76,574) in certain convertible notes payable and accrued interest. The cancellation included $26,074 in accrued interest and the associated derivative liability of $39,911.

The Company evaluated the cancellation under ASC 470-50, “Debt - Modification and Extinguishment”, and concluded that the cancellation resulted in significant changes to the economic substance of the debt and thus resulted in an extinguishment of the debt of $76,547 for the period ending December 31, 2022 and $911,660 for the period ending December 31, 2021.

NOTE 9 - RELATED PARTY TRANSACTIONS

EMPLOYMENT AND BOARD OF DIRECTOR AGREEMENTS

The Company has employment and board of director agreements with its key employees, the controlling shareholders, who are its officers and directors of the Company.

•Mr. Franjose Yglesias

Employment Agreement: Five (5) year contract, annual salary of $150,000.

Amounts included in accruals represent amounts due to the officers and directors for corporate obligations under the abovementioned agreements.  Payments on behalf of the Company and accruals made under contractual obligation are accrued. As of December 31, 2022, and December 31, 2021 accrued expenses were $388,445 and $298,164, respectively.

NOTE PAYABLE

In support of the Company’s efforts and cash requirements, it has relied on advances from the Chief Executive Officer s until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support.  All advances made in support of the Company are formalized by demand notes, at a 0.00% annual interest rate.

For the period ended December 31, 2022 and the year ended December 31, 2021 the balance of notes payable-related party was $63,886 and $85,573, respectively.

NOTE 10 - STOCKHOLDERS’ DEFICIENCY

At December 31, 2022 and December 31, 2021, there are 11,762,403,124 and 11,042,530,916 shares of Common stock par value $0.00001, outstanding, respectively.

On December 31, 2021 the Company issue Mr. Franjosé Yglesias 500,000,000 of Preferred A stock for compensation.

Preferred “A” Stock has Voting Right Conversion Rate 1 X 1,000.

At December 31, 2022 and December 31, 2021 there are 500,000,000 shares authorized of Preferred “A” Stock, par or stated value: $0.001. Total Shares Issued & Outstanding:500,000,000, respectively.

Please refer to Item 3. Issuance history, Changes to the Number of Outstanding Shares for issuances of all shares over the prior two-year period.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

From time to time the Company may be a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 12 - SUBSEQUENT EVENTS

In accordance with ASC 855-10, the company has analyzed its operations subsequent to December 31, 2022, through the date these financial statements were issued (date of filing with the OTC Markets) and has determined that it does not have any material subsequent events to disclose in these financial statements other than the events discussed below.

On January 25, 2023, the Company executed the amended and restated convertible promissory note originally executed on December 16, 2019 from J.P. Carey Enterprises Inc. assigned to World Market Ventures LLC in the amount of $23,169.625. The Note was aggregated, restated and reissued to the Holder (World Market Ventures LLC) pursuant to an assignment agreement by and among the Holder, the Borrower (Company) and J.P. Carey Enterprises, Inc. (Assignor) dated January 25, 2023 whereby the Holder purchased from the Assignor half (50%) all rights, title and ownership of one (1) convertible promissory note (the “Original Note”) in favor of the Assignor: (i) note dated December 16, 2019 in the principal amount of $30,000 and accrued unpaid interes of $16,339.25; for a total due of $46,339.25.

ITEM 14.CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There has never been any disagreement with any independent registered public accounting firm that has worked for the Company regarding accounting and financial disclosure.

ITEM 15.FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements appearing in Item 13 above:

•Unaudited financial statements for the nine months ended September 30, 2023

•Audited financial statements for the years ended December 31, 2022, and 2021

(b) Exhibits

Incorporated by Reference
Exhibit No.	Description	Filed Herewith (*)	Filing Type	Date Filed
3.1	Articles of Incorporation		Form 1-A	10/20/2021
3.2	Bylaws		S-1	09/21/2010
4.1	Series A Certificate of Designation		10-12G	12/05/2023
10.1	Employment Contract for Franjose Yglesisas		10-12G	12/05/2023
10.2	Employment Contract for Marc Williams		10-12G	12/05/2023
10.3	Employment Contract for Kevin Jodrey		10-12G	12/05/2023
10.4	Director Agreement for Franjose Yglesisas		10-12G	12/05/2023
10.5	Director Agreement for Marc Williams		10-12G	12/05/2023
10.6	Director Agreement for Kevin Jodrey		10-12G	12/05/2023
10.7	Form of Convertible Note		Form 1-A	10/20/2021
21	Subsidiaries of Registrant		10-12G	12/05/2023

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Santo Mining Corp

By: /s/ Franjose Yglesias

Name: Franjose Yglesias

Title: Chief Executive Officer

Date: February 1, 2024

Signature	Title	Date

/s/ Franjose Yglesias	Chief Executive Officer	February 1, 2024
Franjose Yglesias	(Principal Executive Officer

/s/ Franjose Yglesias	Chief Financial Officer	February 1, 2024
Franjose Yglesias	(Principal Accounting/Financial Officer)

/s/ Marc Williams	Chairman of the Board	February 1, 2024
Marc Williams